UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
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LODGIAN, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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LODGIAN, INC.
3445 Peachtree Road, N.E., Suite 700
Atlanta, GA 30326

March 16, 2007

To Our Stockholders:

On behalf of the Board of Directors and management, I cordially invite you to attend the Annual Stockholders Meeting to be held on Tuesday, April 24, 2007, at 9:00 a.m., Eastern Time, at the UGA Alumni Association, Atlanta Alumni Center, Atlanta Financial Center, 3333 Peachtree Road, N.E., South Tower, Suite 210, Atlanta, Georgia 30326.

The notice of meeting and proxy statement accompanying this letter describe the specific business to be acted upon. Also included in the mailing is a copy of our 2006 Annual Report to Stockholders.

In addition to the specific matters to be acted upon, there will be a report on the progress of the company and an opportunity for questions of general interest to the stockholders.

Sincerely yours,

Edward J. Rohling
President and Chief Executive Officer

LODGIAN, INC.
3445 Peachtree Road, N.E., Suite 700
Atlanta, Georgia 30326

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 24, 2007

To Our Stockholders:

Notice is hereby given that the annual meeting of stockholders of Lodgian, Inc. will be held at 9:00 a.m., Eastern Time, on Tuesday, April 24, 2007, at the UGA Alumni Association, Atlanta Alumni Center, Atlanta Financial Center, 3333 Peachtree Road, N.E., South Tower, Suite 210, Atlanta, Georgia 30326, for the following purposes:

1. To elect nine directors to serve until the 2008 annual meeting of stockholders or until their successors are elected and qualified;

2. To consider and vote upon an amendment to the Amended and Restated 2002 Stock Incentive Plan of Lodgian, Inc.

3. To ratify the appointment of Deloitte & Touche LLP as our independent public auditors; and

4. To consider and act upon such other business as may properly come before the annual meeting.

The board of directors has fixed the close of business on March 9, 2007 as the record date for the determination of stockholders entitled to notice of and to vote on any matters which may properly come before the annual meeting.

All stockholders are cordially invited to attend the annual meeting in person. Even if you plan to attend the annual meeting, you are requested to vote, sign, date and return the accompanying proxy as soon as possible. If you are planning to attend the annual meeting, please notify the corporate secretary.

By order of the Board of Directors,

Daniel E. Ellis
Senior Vice President, General Counsel and Secretary

March 16, 2007
Atlanta, Georgia

IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AND VOTED AT THE MEETING WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. PLEASE VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PRE-PAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

References in this proxy statement to “Lodgian,” “we,” “us,” “our,” “our company” and the “Company” refer to Lodgian, Inc. and, unless the context otherwise requires or otherwise as expressly stated, our subsidiaries.

i

LODGIAN, INC.
3445 Peachtree Road, N.E., Suite 700
Atlanta, Georgia 30326

PROXY STATEMENT

Our board of directors is soliciting your proxy in connection with our 2007 annual meeting of stockholders, which will be held on Tuesday, April 24, 2007, commencing at 9:00 a.m., Eastern Time, at the UGA Alumni Association, Atlanta Alumni Center, Atlanta Financial Center, 3333 Peachtree Road, N.E., South Tower, Suite 210, Atlanta, Georgia 30326, and at any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. All stockholders are entitled and encouraged to attend the annual meeting in person. This proxy statement and the accompanying proxy card are being mailed to the holders of our common stock on or about March 16, 2007.

ABOUT THE MEETING

Why am I receiving this proxy statement and proxy card?

You are receiving a proxy statement and proxy card because you own shares of common stock of Lodgian, Inc. This proxy statement describes proposals on which we would like you, as a stockholder, to vote. It also gives you information on the proposals so that you can make an informed decision.

When you sign the proxy card, you appoint Edward J. Rohling and Daniel E. Ellis as your proxies to vote your shares of common stock at the annual meeting and at all adjournments or postponements of the meeting. All properly executed proxy cards delivered pursuant to this solicitation and not revoked will be voted in accordance with the directions given. Other than the proposals described in this proxy statement, we do not know of any other matters that will be considered at the annual meeting. However, in the event that any other business properly comes before the annual meeting, the proxies will vote all shares represented by properly executed proxy cards in their discretion.

What am I voting on?

You are being asked to vote on the following proposals:

Proposal 1:	To elect nine directors to serve until the 2008 annual meeting of stockholders or until their successors are elected and qualified;

Proposal 2:	To approve the adoption of an amendment to the Amended and Restated 2002 Stock Incentive Plan of Lodgian, Inc.

Proposal 3:	To ratify the appointment of Deloitte & Touche, LLP as our independent auditors.

Who is entitled to vote?

Our board of directors has fixed the close of business on March 9, 2007, as the record date for determination of stockholders entitled to notice of, and to vote at, the annual meeting. As of the record date of March 9, 2007, there were 24,647,826 shares of our common stock issued and outstanding that were held by approximately 2,774 stockholders of record. Each holder of record of common stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the annual meeting.

How many shares must be represented to have a quorum?

The holders of a majority of the total shares of our common stock outstanding on the record date, whether present at the annual meeting in person or represented by proxy, will constitute a quorum for the transaction of business at the annual meeting. The shares held by each stockholder who signs and returns the enclosed form of proxy card will be counted for the purposes of determining the presence of a quorum at the meeting, whether or not the stockholder abstains on all matters or any matter to be acted on at the meeting.

Abstentions and broker non-votes both will be counted toward fulfillment of quorum requirements. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

How many votes are required to approve the proposals?

With regard to the election of directors (Proposal 1), the nine nominees receiving the highest number of common stock votes cast at the annual meeting will be elected, regardless of whether that number represents a majority of the votes cast. The affirmative vote of a majority of the total number of shares of common stock represented in person or by proxy at the annual meeting and entitled to vote is needed to approve the adoption of the amendment to the Amended and Restated 2002 Stock Incentive Plan of Lodgian, Inc. (Proposal 2) and to ratify the appointment of independent auditors (Proposal 3).

With respect to the election of directors (Proposal 1), you have the opportunity to vote FOR any or all of the director nominees or WITHHOLD your vote as to any or all of the nominees. Because directors are elected by a plurality of the votes cast, a WITHHELD vote will have no impact on the election of directors. With respect to the other proposals, you have the opportunity to vote FOR, AGAINST or ABSTAIN. Withheld votes, abstentions and broker non-votes are not counted in the tally of votes FOR or AGAINST a proposal. As a result, withheld votes, abstentions and broker non-votes will have the following effects on the outcome of each of the proposals to be considered at the annual meeting:

•	With respect to Proposal 1, withheld votes and broker non-votes will have no impact on the outcome of the vote; and

•	With respect to Proposals 2 and 3, abstentions and broker non-votes will have the same effect as a vote AGAINST the proposal.

What if I return my proxy card but do not provide voting instructions?

If you sign and return your proxy card, but do not include instructions, your proxy will be voted FOR the election of each nominee for director identified in Proposal 1 and FOR Proposals 2 and 3. Additionally, your proxy will be voted in the discretion of the proxies with respect to any other business that properly comes before the meeting.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts at the transfer agent and/or with brokers and/or that you own shares of our common stock. Please sign and return all proxy cards to ensure that all your shares are voted. You may wish to consolidate as many of your transfer agent or brokerage accounts as possible under the same name and address for better customer service.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

•	Sending written notice to our corporate secretary at 3445 Peachtree Road, N.E., Suite 700, Atlanta, Georgia 30326;

•	Signing another proxy with a later date; or

•	Voting in person at the meeting.

Attendance at the annual meeting will not, in itself, constitute revocation of a proxy.

Will my shares be voted if I do not sign and return my proxy card?

If your shares are held in street name, your brokerage firm may vote your shares under certain circumstances. These circumstances include certain “routine” matters, such as the election of directors (Proposal 1) and ratification of the appointment of independent auditors (Proposal 3), but not the approval of the adoption of the amendment to the Amended and Restated 2002 Stock Incentive Plan of Lodgian, Inc. (Proposal 2). Therefore, if you do not vote your proxy, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted. If your shares are left unvoted by your brokerage firm with respect to Proposal 1 or Proposal 3, which are routine matters, it will have no impact on the outcome of the vote on such proposals. When a brokerage firm votes its customers’ shares on routine matters without having received voting instructions, these shares are counted for purposes of establishing a quorum to conduct business at the meeting. Since your brokerage firm may not vote on non-routine matters, if you do not instruct the brokerage firm on how to vote your shares and do not vote your shares in person or by proxy, it will have the effect of a vote against Proposal 2.

What happens if the annual meeting is postponed or adjourned?

If the annual meeting is postponed or adjourned for any reason, including to permit the further solicitation of proxies, at any subsequent reconvening of the meeting all proxies will be voted in the same manner as they would have been voted at the original annual meeting. However, as described above, you may revoke your proxy and change your vote at any time before the reconvened meeting.

How do I vote?

You may vote by mail.  You do this by signing your proxy card and mailing it in the enclosed, prepaid and self-addressed envelope.

By Telephone and Internet Proxy.  All shareowners of record also can vote by touchtone telephone from the U.S. and Canada, using the toll-free telephone number on the proxy card, or through the Internet, using the procedures and instructions described on the proxy card and other enclosures. Street name holders may vote by telephone or through the Internet if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with the proxy statement. The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to vote their shares, and to confirm that their instructions have been properly recorded.

You may vote in person at the meeting.  Written ballots will be passed out to anyone who wants to vote at the meeting. If you hold your shares in “street name” (through a broker or other nominee), you must request a legal proxy from your stockbroker in order to vote at the meeting.

FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements. These statements include statements relating to our plans, strategies, objectives, expectations, intentions and adequacy of resources, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believes,” “anticipates,” “expects,” “intends,” “plans,” “estimates,” “projects” and similar expressions are intended to identify forward-looking statements. These forward-looking statements reflect our current views with respect to future events and the impact of those events on our business, financial condition, results of operations, cash flow, liquidity and prospects and are subject to many risks and uncertainties, including, among other things:

•	Dependence on business and leisure travelers, who have been and continue to be affected by threats of terrorism, or other outbreaks of hostilities, and new laws to counter terrorism which result to some degree in a reduction of foreign travelers visiting the U.S.;

•	Cyclical overbuilding in the lodging industry;

•	Varying levels of demand for rooms and related services;

•	Competition from other hotels, motels and recreational properties, some of which may be owned or operated by companies having greater marketing and financial resources than we have;

•	Effects of economic and market conditions;

•	Decreases in air travel;

•	Fluctuations in operating costs;

•	Changes in governmental laws and regulations that influence or determine wages or required remedial expenditures;

•	Natural disasters, including, but not limited to hurricanes;

•	Changes in interest rates and in the availability, cost and terms of credit; and

•	The perception of the lodging industry and lodging companies in the debt and equity markets.

Any of these risks and uncertainties could cause actual results to differ materially from historical results or those anticipated. Although we believe the expectations reflected in these forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained and caution you not to place undue reliance on such statements. We undertake no obligation to publicly update or revise any forward-looking statements to reflect current or future events or circumstances or their impact on our business, financial condition, results of operations, cash flow, liquidity and prospects.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding ownership of our common stock as of March 6, 2007, by (i) each person known to us to be the beneficial owner of more than 5% of the issued and outstanding common stock, (ii) each director and nominee for the board of directors, (iii) each of the named executive officers, and (iv) all directors and executive officers as a group. All shares were owned directly with sole voting and investment power unless otherwise indicated.

	Common Stock Beneficially Owned
	Number of	Percentage of
Name	Shares(1)	Class(1)

Hotchkis and Wiley Capital Management, LLC(2)	3,399,109	13.8%
Key Colony Fund, LP(3)	2,889,400	11.7%
Oaktree Capital Management, LLC(4)	2,817,577	11.4%
Donald Smith & Co., Inc.(5)	2,451,648	9.9%
Dimensional Fund Advisors LP(6)	2,064,608	8.4%
BRE/HY Funding LLC(7)	1,326,909	5.4%
Alex R. Lieblong(3)	2,889,400	11.7%
Daniel E. Ellis(8)	57,522	*
Edward J. Rohling(9)	90,037	*
Kevin C. McTavish(10)	16,666	*
Linda Borchert Philp	—	*
Russel S. Bernard(11)	4,000	*
Samuel J. Davis	—	*
Sean F. Armstrong(12)	6,000	*
Dr. Sheryl E. Kimes(13)	7,333	*
Stephen P. Grathwohl(14)	14,666	*
Stewart J. Brown(15)	15,466	*
Paul J. Garity(16)	—	*
Peter T. Cyrus(17)	—	*
Michael J. Grondahl(3)(18)	2,889,400	11.7%
James A. MacLennan(19)	41,215	*
Mark D. Linch(20)	7,000	*
All directors, nominees and executive officers as a group (11 persons)* (21)	3,149,335	12.8%

*	Less than one percent.

(1)	Ownership percentages are based on 24,647,826 shares of common stock outstanding as of March 6, 2007. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person or group who has or shares voting or investment power with respect to such shares and includes any security that such person or persons has or have the right to acquire within 60 days.

(2)	The business address for Hotchkis and Wiley Capital Management, LLC is 725 South Figueroa Street, 39th Floor, Los Angeles, CA 90017-5439.

(3)	The shares of common stock include 2,875,900 shares owned by Key Colony Fund, LP, 8,500 shares owned by Lieblong & Associates, Inc., 4,000 shares held directly by Mr. Lieblong and 1,000 shares owned directly by Mr. Grondahl. Key Colony Management, LLC, Lieblong & Associates, Inc., Alex R. Lieblong and Michael J. Grondahl are affiliated with Key Colony Fund, LP but disclaim beneficial ownership of any shares not directly owned. The business address for Key Colony Fund, LP is 10825 Financial Centre Parkway, Suite 1000, Little Rock, AR 72211.

(4)	The shares of common stock include 2,512,726 shares owned by OCM Real Estate Opportunities Fund II, L.P. (“OCM Fund II”), 267,855 shares owned by OCM Real Estate Opportunities Fund III, L.P. (“OCM Fund III”), 8,283 shares owned by OCM Real Estate Opportunities Fund IIIA, L.P. (“OCM Fund IIIA”) and 28,713 shares owned by a third party separate account (the “Account”). Oaktree is (x) the general partner of OCM Fund II, (y) the managing member of OCM Real Estate Opportunities Fund III GP, LLC, which is the general partner of OCM Fund III and OCM Fund IIIA, and (z) the investment manager for the Account. Accordingly, Oaktree may be deemed to beneficially own the shares of common stock owned by OCM Fund II, OCM Fund III, OCM Fund IIIA and the Account. Oaktree disclaims any such beneficial ownership. Russel S. Bernard and Sean F. Armstrong, current members of our Board of Directors who will not stand for re-election at the Annual Stockholders Meeting, were formerly employed by Oaktree. Mr. Bernard resigned as a principal of Oaktree in November 2005, and Mr. Armstrong resigned as a managing director of Oaktree in January 2006. Oaktree’s business address is 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071.

(5)	Donald Smith & Co., Inc.’s business address is 152 W. 57th Street, 22nd Floor, New York, NY 10019.

(6)	Dimensional Fund Advisors LP’s business address is 1299 Ocean Avenue, Santa Monica, CA 90401.

(7)	BRE/HY’s business address is 345 Park Avenue, 31st Floor, New York, New York 10154.

(8)	This number includes 4 shares of common stock issuable upon exercise of outstanding warrants with an exercise price of $54.87 per share, 13 shares of common stock issuable upon exercise of outstanding warrants with an exercise price of $76.32 per share and 35,833 shares subject to exercisable options held by Mr. Ellis as well as 9,166 shares subject to options vesting within 60 days. This number excludes 18,334 shares subject to options held by Mr. Ellis that are not exercisable within 60 days. Mr. Ellis’s business address is c/o Lodgian, Inc., 3445 Peachtree Road, N.E., Suite 700, Atlanta, Georgia 30326.

(9)	This number includes 8 shares of common stock issuable upon exercise of outstanding warrants with an exercise price of $54.87 per share and 27 shares of common stock issuable upon exercise of outstanding warrants with an exercise price of $76.32. It also includes 75,000 shares of restricted stock issued to Mr. Rohling on July 15, 2005. Half of the restricted shares vested on July 15, 2006 and the remaining half will vest on July 15, 2007. Mr. Rohling’s business address is c/o Lodgian, Inc., 3445 Peachtree Road, N.E., Suite 700, Atlanta, Georgia 30326.

(10)	This number includes 1,666 shares of common stock subject to exercisable options held by Mr. McTavish and 1,666 shares subject to options that will become exercisable within 60 days. This number excludes 3,334 shares of common stock subject to options held by Mr. McTavish that are not exercisable within 60 days. Mr. McTavish’s business address is c/o Summit Capital, LLC, 5400 LBJ Freeway, Suite 1470, Dallas, Texas 75240.

(11)	Mr. Bernard’s business address is 55 Post Road West, Suite 320, Westport., CT 06889.

(12)	Mr. Armstrong’s business address is 2361 Rosecrans Avenue, Suite 475, El Segundo, CA 90245.

(13)	This number includes 1,667 shares of common stock subject to exercisable options held by Dr. Kimes and 1,666 shares of common stock subject to options that will become exercisable within 60 days. This number excludes 1,667 shares of common stock subject to options that are not exercisable within 60 days. Dr. Kimes’ business address is 111 The Knoll, Ithaca, NY 14850.

(14)	This number includes 1,666 shares subject to exercisable options held by Mr. Grathwohl and 1,666 shares subject to options that will become exercisable within 60 days. This number excludes 3,334 shares subject to options held by Mr. Grathwohl that are not exercisable within 60 days. Mr. Grathwohl’s business address is c/o Burr Street Equities, LLC, 1178 Burr Street, Fairfield, Connecticut 06824.

(15)	This number includes 1,666 shares of common stock subject to options vesting within the next 60 days. This number excludes 3,334 shares of common stock subject to options held by Mr. Brown that are not exercisable within 60 days. Mr. Brown’s business address is c/o Booz Allen Hamilton, 3190 Fairview Park Drive, Falls Church, Virginia 22042.

(16)	The nomination of Paul J. Garity as a director of Lodgian was proposed by Oaktree Capital Management, LLC. Mr. Garity is not affiliated with Oaktree Capital Management, LLC and disclaims beneficial ownership of any shares not directly owned. Mr. Garity’s business address is Real Estate Consulting Solutions, Inc., 880 Apollo Street, El Segundo, California 90245.

(17)	The nomination of Peter T. Cyrus as a director of Lodgian was proposed by Oaktree Capital Management, LLC. Mr. Cyrus is not affiliated with Oaktree Capital Management, LLC and disclaims beneficial ownership of any shares not directly owned. Mr. Cyrus’s business address is Montclair Hotel Investors, Inc., 2801 Lakeside Drive, Suite 208, Bannockburn, Illinois 60015.

(18)	The nomination of Michael J. Grondahl as a director of Lodgian was proposed by Key Colony Fund, LP.

(19)	Pursuant to his employment agreement, Mr. MacLennan was granted 35,000 shares of restricted stock on March 1, 2006. These shares vest in three annual increments beginning on March 1, 2007. With regard to the shares that vested on March 1, 2007, Mr. MacLennan elected to have a sufficient number of shares withheld by the company to cover withholding taxes. Accordingly, the company issued Mr. MacLennan 7,881 shares on March 1, 2007 and withheld 3,785 shares to cover withholding taxes. Mr. MacLennan’s business address is 3445 Peachtree Rd., NE, Suite 700, Atlanta, GA 30326.

(20)	Pursuant to his employment agreement, Mr. Linch was granted 7,000 shares of restricted stock on June 8, 2006. These shares vest in three annual increments beginning on June 8, 2007. Mr. Linch’s business address is 3445 Peachtree Rd., NE, Suite 700, Atlanta, GA 30326.

(21)	This number includes 12 shares of common stock issuable upon exercise of outstanding warrants with an exercise price of $54.87 per share, 40 shares of common stock issuable upon exercise of outstanding warrants with an exercise price of $76.32 per share, and 58,328 shares of common stock subject to exercisable options; all of such warrants and options are exercisable within 60 days. This number excludes 30,003 shares of common stock subject to options that are not exercisable within 60 days.

PROPOSAL 1
ELECTION OF DIRECTORS

Our bylaws provide that our board of directors will consist of not less than six members, the exact number to be determined by resolution adopted by the affirmative vote of a majority of all directors of Lodgian. The number of directors is currently set at nine, with one seat currently open. Directors are elected for a one-year term and hold office until the next annual meeting of stockholders and until their successors are appointed. The directors are elected by plurality vote which means that the nine director nominees receiving the highest number of affirmative votes at the annual meeting shall be elected to the board of directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law.

Stewart J. Brown, Peter T. Cyrus, Paul J. Garity, Stephen P. Grathwohl, Michael J. Grondahl, Dr. Sheryl E. Kimes, Alex R. Lieblong, Kevin C. McTavish and Edward J. Rohling have been nominated for election to the board of directors to hold office until the 2008 annual meeting of stockholders or until a successor has been duly elected and qualified. Each of these nominees has consented to be named as a nominee and to serve as a director if elected. Messrs. Brown, Grathwohl, Lieblong, McTavish, Rohling and Dr. Kimes are currently directors of Lodgian whose terms expire at the 2007 annual meeting. Should a nominee be unable or unwilling to serve as a director, the enclosed proxy will be voted for such other person or persons as the board of directors may recommend. Management does not anticipate that such an event will occur.

Sean F. Armstrong and Russel S. Bernard, directors of Lodgian whose terms expire at the 2007 annual meeting, will not stand for re-election as directors.

The board of directors recommends a vote FOR each named nominee.

Information About the Nominees, Directors and Executive Officers

The table below sets forth the names and ages of each of the nine nominees for election as directors, our current directors whose terms expires in 2007 who are not standing for re-election as directors and our other executive officers, as well as the positions and offices currently held by such persons with the Company. A summary of the background and experience of each of these individuals is set forth after the table.

Name	Age	Position

Directors whose terms expire in 2007 who are nominated for re-election as directors:
Stewart J. Brown(1)(2)	59	Director
Stephen P. Grathwohl(2)	59	Director
Dr. Sheryl E. Kimes	52	Director
Alex R. Lieblong(3)	56	Director
Kevin C. McTavish(1)(2)(3)	49	Director
Edward J. Rohling	52	Director, President and Chief Executive Officer

Nominees for election as directors who are not currently directors of the Company:
Paul J. Garity	54	None currently
Peter T. Cyrus	61	None currently
Michael J. Grondahl	38	None currently

Directors whose terms expire in 2007 who are not standing for re-election as directors:
Sean F. Armstrong(1)(3)	44	Director
Russel S. Bernard	49	Director and Chairman of the Board

Other Executive Officers:
James A. MacLennan	47	Executive Vice President and Chief Financial Officer
Daniel E. Ellis	38	Senior Vice President, General Counsel and Secretary
Mark D. Linch	50	Senior Vice President of Capital Investment
Donna B. Cohen	35	Vice President and Controller

(1)	Member of the Compensation Committee

(2)	Member of the Audit Committee

(3)	Member of the Nominating Committee

Directors whose terms expire in 2007 who are nominated for re-election as directors

Stewart J. Brown, 59, has been a director of Lodgian and member of the audit committee since our emergence from Chapter 11 bankruptcy on November 25, 2002. Since December 2002, he has been serving as a senior consultant with Booz Allen Hamilton. He was recalled to active duty as a Colonel in the United States Army on September 11, 2001 and served as Chief of the Crisis Action Team in the Army Operation Center at the Pentagon until he joined Booz Allen Hamilton in December 2002. COL Brown was commissioned in 1970 in the US Army Reserve and served in a variety of command and staff positions including as Director of Training and Education for the Army’s Strategic Management System. In his civilian life, Mr. Brown was involved in the commercial real estate business as a lender, portfolio manager, remedial real estate specialist, and consultant. Mr. Brown has extensive experience in strategic and tactical planning, operational implementation, crisis management and turnaround situations.

Stephen P. Grathwohl, 59, has been a director of Lodgian since our emergence from Chapter 11 bankruptcy on November 25, 2002. Mr. Grathwohl is also chairman of the Audit Committee of our board of directors. Mr. Grathwohl has been a principal of Burr Street Equities, LLC, a boutique real estate advisory company in Fairfield, Connecticut, since 1997 and is also a director and a member of the Audit Committee of ShoreBank, a commercial bank chartered by the State of Illinois and headquartered in Chicago, Illinois. Mr. Grathwohl and his firm, Burr Street Equities, LLC, currently provide real estate advisory services to Westport Property Management, LLC, a property management company in Westport, Connecticut.

Sheryl E. Kimes, 52, has been a director of Lodgian since September 1, 2004. Dr. Kimes is a professor of operations management at Cornell University’s School of Hotel Administration. Dr. Kimes has provided yield-management consulting and training for a wide range of national and international hospitality concerns, including Starwood Asia-Pacific, Starwood Europe, Troon Golf, and Chevy’s FreshMex restaurants. Dr. Kimes has published over 40 journal articles, and serves on the editorial board of a number of highly respected industry publications, including the prestigious Cornell Hotel and Restaurant Administration Quarterly. She is an author/co-author of over 50 national and international conference papers and has been an invited speaker at international conferences. She was awarded the LaQuinta Research Fellowship, and has received 15 university research grants. Prior to her entering academia, Dr. Kimes worked as an energy coordinator and consultant and conducted seminars on energy conservation across the U.S. Dr. Kimes is a member of the International Federation of Operations Research and Management Science, Decision Sciences and the Beta Gamma Honorary Scholastic Administration.

Alex R. Lieblong, 56, has been a director of Lodgian since February 22, 2006. Mr. Lieblong began his investment career in 1977. In November 1998, Mr. Lieblong founded Key Colony Fund, a hedge fund, and is also a Principal of Lieblong & Associates, a financial advisory firm and broker/dealer, which he formed in 1997. Prior to starting Lieblong & Associates, Mr. Lieblong was a Vice President and Branch Manager of the Little Rock, Arkansas office for Paine Webber for over nine years. Prior to joining Paine Webber, Mr. Lieblong worked in investment advisory roles for Merrill Lynch and E.F. Hutton for five years. Mr. Lieblong is on the Board of Directors of Deltic Timber (NYSE: DEL), Home Bancshares (NASDAQ: HOMB), and Ballard Petroleum, a private company in the energy industry.

Kevin C. McTavish, 49, has been a director of Lodgian since our emergence from Chapter 11 bankruptcy on November 25, 2002. Mr. McTavish is also chairman of the Compensation and Nominating Committees of our board of directors. He is also a member of the Audit Committee. Mr. McTavish is a Principal of Summit Capital, LLC, a real estate investment firm based in Dallas, Texas. From 1995 to 2003, he was a Principal at Colony Capital, LLC, an opportunistic real estate firm, where he sourced domestic and international investment opportunities. Additionally, he was Chief Operating Officer of Colony Advisors, the related asset management company to Colony Capital, from 1996 until 1998. In this capacity he was responsible for managing a 50 person asset management group and over $5 billion of real estate assets. He was a member of Colony Capital’s Investment Committee and Major Asset Review Committee. Prior to joining Colony Capital, Mr. McTavish worked with the Robert M. Bass Group in Fort Worth, Texas. There, he was a founder of Brazos Asset Management, LP (since renamed Lone Star Opportunity Fund) which purchased, managed and sold over $3 billion of real estate assets during his five years with the firm. He is a member of the Pension Real Estate Association, the Urban Land Institute and the Samuel Zell Real Estate Center at the Wharton Business School.

Edward J. Rohling, 52, was appointed president of Lodgian in July 2005 and subsequently appointed president and chief executive officer in September 2005, at which time he was appointed to the board of directors. Prior to joining Lodgian, Mr. Rohling was the founder and principal of The Rohling Company, Hotel Equity Advisors, which provided acquisition, disposition, consulting and asset management services for more than 100 American and European hotels. Founded in 1998, the firm also served as an advisor to a number of highly regarded hotel industry financial sponsors, including Blackstone Real Estate Acquisitions LLC and

Apollo Real Estate Advisors. Previously, Mr. Rohling was a general partner of Harvey Hotels, a predecessor of Bristol Hotels & Resorts, and one of the founders of Bristol Hotels, a New York Stock Exchange-listed company. Prior to Bristol Hotels, Mr. Rohling spent five years with the Marriott Corporation. Mr. Rohling is the past president and chairman of the Hotel Association of Greater Dallas. Mr. Rohling holds a bachelor’s degree from the University of Illinois at Chicago.

Nominees for election as directors who are not currently directors of the Company

Paul J. Garity, 54, has been President of Real Estate Consulting Solutions, Inc., a company he established to provide consulting services to corporate real estate departments of Fortune 200 companies, and an Executive Director of REH Capital Partners, LLC, a consulting and transaction advisory firm specializing in hotels and resorts, for over five years. Previously, he was with the Real Estate and Hospitality Consulting Practice at Peat Marwick Mitchell, KPMG, KPMG Consulting and later Bearing Point (all successor firms to Peat Marwick) in Los Angeles for 22 years, where he was responsible for the Western Region practice after becoming a principal in 1984. Mr. Garity holds a master of business administration degree from the Amos Tuck School of Business at Dartmouth College and a bachelor of business administration degree from the University of Massachusetts.

Mr. Garity has entered into a written agreement with OCM Real Estate Opportunities Fund II, L.P., OCM Real Estate Opportunities Fund III, L.P., and OCM Real Estate Opportunities Fund IIIA, L.P. (collectively, the “OCM Funds”) whereby the OCM Funds generally agree to indemnify, defend and hold harmless Mr. Garity from and against any and all losses, claims, damages, liabilities, judgments, costs and expenses incurred by Mr. Garity arising out of Mr. Garity’s nomination as a director of Lodgian and, if applicable, election as a director of Lodgian for events which occurred after his nomination and prior to such election. The agreement further provides that the OCM Funds shall reimburse Mr. Garity for all reasonable expenses, and shall directly pay legal fees and expenses, incurred in the performance of Mr. Garity’s responsibilities as a nominee for director of Lodgian.

Peter T. Cyrus, 61, has been a co-owner of Montclair Hotel Investors, Inc., a hotel investment and management company based in suburban Chicago, since 1995. Previously, he was a Senior Vice President of Lazard Freres & Company, where he directed the Real Estate Group’s Chicago office and also headed the firm’s Hospitality Group on a world-wide basis. In preparation for his real estate career, Mr. Cyrus studied business administration at the University of Arizona and John Carroll University. Mr. Cyrus has been a senior member of the Urban Land Institute since 1978. He holds the designation of Certified Review Appraiser (CRA) from the National Association of Review Appraisers.

Mr. Cyrus has entered into a written agreement with OCM Real Estate Opportunities Fund II, L.P., OCM Real Estate Opportunities Fund III, L.P., and OCM Real Estate Opportunities Fund IIIA, L.P. (collectively, the “OCM Funds”) whereby the OCM Funds generally agree to indemnify, defend and hold harmless Mr. Cyrus from and against any and all losses, claims, damages, liabilities, judgments, costs and expenses incurred by Mr. Cyrus arising out of Mr. Cyrus’s nomination as a director of Lodgian and, if applicable, election as a director of Lodgian for events which occurred after his nomination and prior to such election. The agreement further provides that the OCM Funds shall reimburse Mr. Cyrus for all reasonable expenses, and shall directly pay legal fees and expenses, incurred in the performance of Mr. Cyrus’s responsibilities as a nominee for director of Lodgian.

Michael J. Grondahl, 38, is a partner and analyst with the Key Colony Fund, a hedge fund in Little Rock, Arkansas. Prior to joining Key Colony Fund, Mr. Grondahl was a partner and analyst at RedSky Partners, a hedge fund firm in Minneapolis, Minnesota. Before joining RedSky Partners, Mr. Grondahl was a principal at US Bancorp Piper Jaffray, where he was a senior research analyst covering financial services and related stocks for five years. Mr. Grondahl was also an audit manager with Ernst & Young in Moscow, Russia for three years.

Directors whose terms expire in 2007 who are not standing for re-election as directors

Sean F. Armstrong, 44, has been a director of Lodgian since our emergence from Chapter 11 bankruptcy on November 25, 2002. Currently, Mr. Armstrong is a principal of Westport Capital Partners LLC, an institutional investment management firm investing in opportunistic real estate situations. Prior to January 2006, he was a managing director of Oaktree Capital Management, LLC in its Real Estate Group, with which he was associated since 1995. While at Oaktree, Mr. Armstrong was involved in numerous transactions, involving hospitality, residential, office and retail properties. He has been involved in numerous property and company restructurings, including Lodgian. Prior to joining Oaktree, Mr. Armstrong was a vice president of Trust Company of the West.

Russel S. Bernard, 49, has been a director and chairman of the board of directors of Lodgian since our emergence from Chapter 11 bankruptcy on November 25, 2002. Currently, Mr. Bernard is the managing principal of Westport Capital Partners LLC, an institutional investment management firm investing in opportunistic real estate situations. Prior to November 2005, he was a principal of Oaktree, with which he was associated since 1995, and was the portfolio manager of Oaktree’s real estate and mortgage funds. Prior to joining Oaktree, Mr. Bernard was a managing director of Trust Company of the West.

Executive Officers

James A. MacLennan, 47, was appointed Executive Vice President and Chief Financial Officer of Lodgian on March 15, 2006. Prior to joining Lodgian, Mr. MacLennan was Chief Financial Officer and Treasurer of Buford, GA-based Theragenics Corporation, a NYSE-listed company that manufactures medical devices. Previously, Mr. MacLennan was executive vice president and chief financial officer with Lanier Worldwide, Inc., a publicly held $1.4 billion technical products company, where he was responsible for all corporate finance activities. He played a major role in taking Lanier public and listing it on the New York Stock Exchange, then later in finding a longer-term strategic solution for Lanier. Mr. MacLennan spent much of his early career in financial positions of increasing scope and responsibility in the oil and gas industry, most notably with Exxon Corporation and later with Noble Drilling. He received both graduate and post-graduate degrees from the University of the Witwatersrand in Johannesburg, South Africa.

Daniel E. Ellis, 38, joined Lodgian in July 1999 as Senior Counsel. In March 2002, he was promoted to Senior Vice President, General Counsel and Secretary. His primary duties for Lodgian include debt financings, asset sales and acquisitions, development, contract negotiation, litigation and compliance. Prior to joining Lodgian, Mr. Ellis served as an Assistant District Attorney for the State of Georgia where he was the lead attorney in over thirty jury trials. From 1997 to 1999, he worked in private practice, where he focused on representing hotel owners. Mr. Ellis holds a law degree from the University of Mississippi and a Masters of Business Administration degree from Mercer University.

Mark D. Linch, 50, was appointed Lodgian’s Senior Vice President of Capital Investment on June 8, 2006. In his role, Mr. Linch plans and implements capital investments, including hotel renovations, expansions and repositionings. Mr. Linch most recently served as Senior Vice President, Design and Construction for MeriStar Hospitality Corporation, where he was responsible for their extensive capital expenditure program, including numerous brand repositionings. He has overseen, assessed, or authorized over $4 billion in developments, acquisitions, or loans on over 1,300 projects internationally. Mr. Linch draws on over twenty-five years of experience, with such preeminent firms in the country as Hardin Capital — a hotel developer, Holiday Inn Worldwide (now Intercontinental Hotels), Equitable Real Estate, and John Portman & Associates. He is also a former partner of The Normandie Company, a project management firm where he successfully completed a variety of projects. Mr. Linch has an MBA in Real Estate from Georgia State University along with a Master of Architecture with Distinction from the University of Michigan and a BS in Architectural Studies from the University of Illinois.

Donna B. Cohen, 35, joined Lodgian in September 2005 and was appointed Vice President and Controller in January 2007. Prior to that, Ms. Cohen was Vice President and Assistant Corporate Controller for Certegy Inc., where she served in positions of increasing responsibility in accounting, financial reporting, and financial analysis from October 2001 through September 2005. Ms. Cohen also held managerial positions in financial reporting and analysis at other publicly traded companies, and served as an Audit Manager at Deloitte & Touche LLP, a public accounting firm. Ms. Cohen is a Certified Public Accountant and is a graduate of North Carolina A&T State University, where she earned a Bachelor of Science degree in accounting.

Director Compensation

We pay the non-employee members of the board of directors a quarterly retainer of $6,000, as well as fees of $1,500 per board meeting, $1,000 per board committee meeting, and $500 per telephonic board or board committee meeting. We also reimburse each director for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors and any of its committees. Directors who are employees do not receive any compensation for services performed in their capacity as directors.

On January 30, 2007, the Compensation Committee of the Company’s board of directors recommended, and the full board of directors adopted, the recommendation of the Company’s compensation consultant with respect to additional equity retainer compensation for outside directors. Recognizing the substantial additional time that members of the board and its several committees dedicated to the affairs of the Company during 2006 and the continuing time commitment of the board, and based on comparison with board compensation practices at other public companies, the board approved the award of 2,000 shares of restricted common stock to each non-employee member of the board for service during 2007; an additional 2,000 shares to each member of the board who also serves on its Audit Committee; and an additional 1,000 shares to each member of the board who serves on its Compensation Committee. The shares were awarded on February 12, 2007 and will vest in annual increments over the next three years, commencing January 30, 2008. In view of the fact that no option, restricted stock or other awards were made or incremental compensation paid to the members of the Company’s board of directors for service in 2006, the board also approved awards, identical to the equity retainer award described above for the 2007 fiscal year, for 2006 service by non-employee members of the board, its Audit Committee and its Compensation Committee. These restricted shares were also awarded on February 12, 2007 and have the same vesting schedule as described above. The restricted shares were awarded pursuant to the Amended and Restated 2002 Stock Incentive Plan of Lodgian, Inc. The total number of shares awarded to members of the board for 2006 service was 23,000.

Board of Directors and Committees

Our board of directors currently consists of eight directors, all of whom, other than Mr. Rohling, are “independent” as defined under the corporate governance rules of AMEX. Of the nine nominees for election as directors at the Annual Stockholders Meeting, all are “independent” as defined under the corporate governance rules of AMEX, with the exception of Mr. Rohling. In determining the independence of Messrs. Armstrong and Bernard, the board of directors considered the fact that they were representatives of Oaktree Capital Management, LLC, a shareholder of Lodgian, while they served as directors of Lodgian (Mr. Armstrong resigned as a managing director of Oaktree Capital Management, LLC in January 2006 and Mr. Bernard resigned as a principal of Oaktree Capital Management, LLC in November 2005). In determining the independence of Mr. Grathwohl, the board of directors considered the fact that Mr. Grathwohl and his company, Burr Street Equities, LLC, currently provide real estate consulting services for Westport Capital Partners LLC. Mr. Bernard is the managing principal of Westport Capital Partners LLC and Mr. Armstrong is a principal of that firm. Mr. Grathwohl also provides real estate advisory services to Westport Property Management, LLC, a firm owned by Mr. Bernard. In addition, Mr. Grathwohl and his firm have previously provided real estate advisory services to Oaktree Capital Management, LLC, which is one of our large shareholders. In determining the independence of Messrs. Cyrus and Garity, the board of directors considered the fact that, pursuant to their nominations as directors by Oaktree Capital Management, LLC, each of them entered into an agreement with affiliated funds of Oaktree Capital Management, LLC, whereby they would be indemnified for any losses incurred as a result of such nominations as directors. In determining the independence of Mr. Grondahl, the board of directors considered the fact that Mr. Grondahl is a partner and analyst with Key Colony Fund, LP, a shareholder of Lodgian. All of the aforementioned relationships were disclosed to the board of directors and the board found that such relationships did not impair the independence of any of these individuals.

The board of directors held fourteen meetings and took action three times by unanimous written consent during the fiscal year ended December 31, 2006. Each of the incumbent directors attended at least 75% of the aggregate number of meetings of the board and of the committees on which he or she served, except for Dr. Kimes who attended six of the fourteen meetings. Because we schedule our spring meeting of the board of directors in conjunction with the annual meeting of stockholders, directors normally attend each annual meeting. The 2006 annual meeting was attended by all of the eight directors then serving.

In compliance with the AMEX corporate governance rules, the independent members of the board of directors will at least annually schedule an executive session without the non-independent directors or management. In 2006, the board of directors held one such meeting.

During 2006, the board of directors maintained three standing committees: the Audit Committee, the Compensation Committee, and the Nominating Committee.

Audit Committee.  The Audit Committee consists of Stephen P. Grathwohl (Chairman), Stewart J. Brown and Kevin C. McTavish. The committee officially met four times during fiscal year 2006 and took action one time by unanimous written consent during fiscal year 2006. The Audit Committee is responsible, under its written charter, for:

•	Engaging independent auditors to audit our financial statements and perform other services related to the audit, including determining the compensation to be paid to such independent auditors;

•	Reviewing the scope and results of the audit with the independent auditors;

•	Preapproving all non-audit services provided to Lodgian by the independent auditors;

•	Periodically assessing the independence of Lodgian’s auditors;

•	Reviewing and discussing with management and the independent auditors quarterly and annual financial statements, audit results and reports;

•	Establishing guidelines for our internal audit function and periodically reviewing the adequacy of our internal controls;

•	Establishing clear policies for Lodgian to follow in hiring employees or former employees of the independent auditors;

•	Reviewing and periodically updating our Policy on Business Ethics;

•	Considering changes in accounting practices;

•	Reviewing any correspondence, report, complaint or concern that raises issues regarding our financial statements or accounting policies and establishing procedures for (1) the receipt, retention and treatment of such complaints, and (2) the confidential, anonymous submission by employees of such concerns, and

•	Reviewing and reassessing the adequacy of the Audit Committee Charter on an annual basis.

The board of directors has determined that the Audit Committee Chairman, Mr. Grathwohl, qualifies as an audit committee financial expert and that all members of the Audit Committee are independent under the AMEX corporate governance rules and applicable law. The Audit Committee Charter is posted in the Investor Relations section of our website, www.lodgian.com.

Compensation Committee.  The Compensation Committee consists of Kevin C. McTavish (Chairman), Stewart Brown, and Sean F. Armstrong. It met three times and took action two times by unanimous consent during 2006. The principal functions of the Compensation Committee are to approve or, in some cases, to recommend to the board of directors, remuneration arrangements and compensation plans involving our directors and executive officers, review bonus criteria and bonus recommendations, review compensation of directors and administer our Amended and Restated 2002 Stock Incentive Plan of Lodgian, Inc. (the “Stock Incentive Plan”) and our Executive Incentive Plan. The board of directors has determined that all members of the Compensation Committee are independent under the AMEX corporate governance rules. The

Compensation Committee has a written charter that is posted in the Investor Relations section of our website, www.lodgian.com.

Nominating Committee.  The Nominating Committee consists of Kevin C. McTavish (Chairman), Sean F. Armstrong and Alex R. Lieblong. The board of directors has determined that all members of the Nominating Committee are independent under the AMEX corporate governance rules. The Nominating Committee is responsible for assisting the board of directors in identifying, screening and recommending qualified candidates to serve as directors. The Nominating Committee has a written charter that is posted in the Investor Relations section of our website, www.lodgian.com. The Nominating Committee met one time during 2006.

Code of Ethics

Our board of directors has adopted a code of ethics entitled “Lodgian’s Policy on Business Ethics” that is applicable to all of our directors, executive officers and employees. We have posted the policy in the Investor Relations section of our website, at www.lodgian.com.

Director Nominations

The Nominating Committee of the board of directors is responsible under its charter for identifying qualified candidates for election to the board prior to each annual meeting of the stockholders. In addition, stockholders who wish to recommend a candidate for election to the board may submit such recommendation to the secretary of Lodgian. Any recommendation must include the name, age, business address, residence address, principal occupation, number of shares of capital stock owned, and other pertinent information on each proposed candidate and must be received in writing by February 22, 2008 for consideration by the Nominating Committee for the 2008 annual meeting.

Although the Nominating Committee is willing to consider candidates recommended by stockholders, it has not adopted a formal policy with regard to the consideration of any director candidates recommended by security holders. The Nominating Committee believes that a formal policy was not necessary or appropriate because of the small size of the board and because before 2007, we had not had any recommendations by stockholders for nominations to the board.

The Nominating Committee has not prescribed any specific minimum qualifications that must be met by a candidate for election to the board of directors in order to be considered for nomination by the committee. In identifying and evaluating nominees for director, the Nominating Committee considers each candidate’s qualities, experience, background, skills and other qualifications, as well as any other factors that the candidate may be able to bring to the board. The process is the same whether the candidate is recommended by a stockholder, another director, management or otherwise. In 2006, we paid Heidrick & Struggles International, Inc. $75,000 in connection with a search for potential director candidates.

The three director nominees who are not currently directors of the Company, Paul J. Garity, Peter T. Cyrus and Michael J. Grondahl, were all recommended to the Nominating Committee by shareholders of the Company, and such recommendations were approved by a majority of the Nominating Committee and the board of directors for inclusion in this proxy statement at a meeting on February 27, 2007. The recommendations of Messrs. Garity and Cyrus were made by Oaktree Capital Management, LLC, a beneficial owner of more than 5% of Lodgian’s common stock. The recommendation of Mr. Grondahl was made by Key Colony Fund, LP and Alex R. Lieblong, beneficial owners of more than 5% of Lodgian’s common stock.

Communication with Directors

We have established procedures for stockholders or other interested parties to communicate directly with the board of directors. Such parties can contact the board by email at: directors@lodgian.com or by mail at: Lodgian Board of Directors, 3445 Peachtree Road, N.E., Suite 700, Atlanta, Georgia 30326. All communications made by these means will be received directly by the Chairman of the Audit Committee and by our general counsel.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is or has been an officer or employee of Lodgian or any of our subsidiaries, and no Lodgian executive officer has served as a director or a member of the compensation committee of any company whose executive officers served as a director or a member of the Compensation Committee of Lodgian.

PROPOSAL 2
APPROVAL OF AMENDMENT TO
AMENDED AND RESTATED 2002 STOCK INCENTIVE PLAN OF LODGIAN, INC.

On March 2, 2007, our Compensation Committee adopted, subject to approval by the stockholders, a resolution to amend the definition of “Change in Control” in Section 2 of the Stock Incentive Plan. Pursuant to American Stock Exchange regulations, the adoption of this amendment to the Stock Incentive Plan must be approved by a majority of shareholders.

The definition of “Change in Control” in Section 2 of the Stock Incentive Plan, as proposed to be amended by this proposal, would read as follows (marks indicate changes to the current provision of the Stock Incentive Plan):

A “Change in Control” of the Company shall be deemed to have occurred when:

(a) any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any person or entity organized, appointed or established by the Company or any Subsidiary of the Company for or pursuant to the terms of any such plan), alone or together with its Affiliates and Associates (collectively, an “Acquiring Person”), shall become the Beneficial Owner of 40 percent or more of the then outstanding shares of Common Stock or the Combined Voting Power of the Company,

(b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director who is a representative or nominee of an Acquiring Person) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (collectively, the “Continuing Directors”), cease for any reason to constitute a majority of the Board,

(c) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the Surviving Entity (as defined in Section 16 hereof) or any Parent of such Surviving Entity) at least a majority of the Combined Voting Power of the Company, such Surviving Entity or the Parent of such Surviving Entity outstanding immediately after such merger or consolidation; or

(d) the consummation of a plan of reorganization (other than a reorganization under the United States Bankruptcy Code) or complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale of all or substantially all of the Company’s assets to a transferee, the majority of whose voting securities are held by the Company; or

(e) the shareholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets in a transaction or series of transactions to an entity that is not owned, directly or indirectly, by the Company’s common stock shareholders in substantially the same proportions as the owners of the Company’s common stock before such transaction or series of transactions.

~~provided, however, that a Change in Control shall not be deemed to have occurred in the event of~~

~~(i) a sale or conveyance in which the Company continues as a holding company of an entity or entities that conduct all or substantially all of the business or businesses formerly conducted by the Company, or~~

~~(ii) any transaction undertaken for the purpose of incorporating the Company under the laws of another jurisdiction, if such transaction does not materially affect the beneficial ownership of the Company’s capital stock.~~

A form of the Amendment to the Amended and Restated 2002 Stock Incentive Plan of Lodgian, Inc. is attached to this proxy statement as Annex A, and this summary of the amendment is qualified in its entirety by reference to Annex A.

Reasons for and General Effect of the Proposed Amendment

The Stock Incentive Plan contains several change in control provisions. In general, upon a change in control of the Company, with respect to awards granted under the Stock Incentive Plan prior to April 8, 2004, (i) all stock options or stock appreciation rights then outstanding shall become fully exercisable as of the date of the change in control, (ii) all restrictions and conditions of all stock awards then outstanding shall lapse as of the date of the change in control, (iii) all performance share awards shall be deemed to have been fully earned as of the date of the change in control, and (iv) in the case of a change in control in which the Company is not the surviving entity or becomes a wholly-owned subsidiary of a surviving entity, each outstanding, unexercised stock option will be converted into an option to acquire shares of common stock of the surviving entity.

With respect to awards granted under the Stock Incentive Plan after April 8, 2004, in general, upon a change in control of the Company, (i) all stock options or stock appreciation rights then outstanding shall become fully exercisable as of the date of the change in control, (ii) all restrictions and conditions of all stock awards then outstanding shall lapse as of the date of the change in control, and (iii) all performance share awards shall be deemed to have been fully earned as of the date of the change in control. In the case of a change in control in which the Company is not the surviving entity or becomes a wholly-owned subsidiary of a surviving entity, each outstanding award granted under the Stock Incentive Plan may, if the agreement governing the terms of the change in control so provides, be converted into an award issued by the surviving entity with substantially the same terms and conditions as the original award from the Company; if the agreement does not provide for such a conversion, the Compensation Committee may cancel the award in exchange for shares of common stock or cash.

These change in control provisions contained in the Stock Incentive Plan protect the interests of holders of stock options, stock appreciation rights, stock awards, performance share awards, section 162(m) awards and other equity awards granted pursuant to the Stock Incentive Plan. The Amendment to the Amended and Restated 2002 Stock Incentive Plan of Lodgian, Inc. would provide protection for such holders of equity awards granted under the Stock Incentive Plan in cases where the Company’s shareholders approve an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets in a transaction or series of transactions to an entity that is not owned, directly or indirectly, by the Company’s common stock shareholders in substantially the same proportions as the owners of the Company’s common stock before such transaction or series of transactions. The amendment also provides protection for holders of equity awards granted under the Stock Incentive Plan in cases where the Company continues to exist as a holding company controlled by another entity. Finally, the amendment removes the provision that specifically states that a reincorporation of the Company under the laws of another jurisdiction does not, by itself, constitute a change in control; such provision is unnecessary, as a reincorporation under the laws of another jurisdiction would not constitute a change in control under applicable laws. Our Compensation Committee believes that revising the change in control provisions under the Stock Incentive Plan and expanding some of the change in control protections under such plan is necessary to clarify the definition of a change in control, to retain experienced executive officers and other key employees, to motivate and reward any extraordinary efforts by our executive officers and key employees, to provide compensation for contributions to our growth and profits, to encourage ownership of our stock by our executive officers and other key employees, and to provide a competitive compensation package.

The following table provides aggregate information regarding grants under all equity compensation plans of Lodgian through December 31, 2006:

Number of Securities
	Number of Securities			Remaining Available for
	to be Issued Upon			Future Issuance Under
	Exercise of Outstanding		Weighted-Average	Equity Compensation
	Options, Restricted		Exercise Price of	Plans (Excluding
	Stock Units,		Outstanding Options,	Securities Reflected
Plan Category	Warrants and Rights		Warrants and Rights	in 1st Column)

Equity compensation plans approved by security holders	356,313	(1)(2)	$10.60	2,568,029	(2)
Equity compensation plans not approved by security holders	—		—	—

(1)	All of the awards have been granted under the Stock Incentive Plan.

(2)	After taking into account the outstanding options, the exercised options and the shares of restricted common stock, we have 2,568,029 shares of common stock available for grant under the Stock Incentive Plan.

Other Information

As of the date of this proxy statement, the Compensation Committee has not determined any other awards to be granted to executive officers for the current fiscal year; therefore, the amount of additional grants that may be made to our executive officers in fiscal year 2007 under the Stock Incentive Plan cannot be determined.

For additional information regarding the Stock Incentive Plan, please see the “Executive Compensation — Compensation Discussion and Analysis — Objectives and Philosophy of Compensation Program — Incentive Compensation — Stock Incentive Plan” section of this proxy statement.

The board of directors recommends a vote FOR the amendment to the definition of “Change in Control” in the Stock Incentive Plan, including any necessary conforming changes thereto.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This compensation discussion describes the material elements of compensation awarded to, earned by, or paid to each of our named executive officers during the last completed fiscal year. We provide what we believe is a competitive total compensation package to our named executive officers through a combination of base salary, equity incentive compensation and benefits programs. Our compensation policies are designed to provide competitive levels of compensation that integrate remuneration with our short-term and long-term performance goals, to reward corporate performance and recognize individual initiative and achievement.

Objectives and Philosophy of Compensation Program

General

Our Compensation Committee is responsible for establishing and administering our policies governing the compensation for our executive officers. The Compensation Committee is composed entirely of non-employee directors.

Our executive compensation programs are designed to achieve the following objectives:

•	attract and retain talented and experienced executive officers;

•	motivate and reward executives whose knowledge, skills and performance are critical to our success;

•	align the interests of our executive officers and shareholders by motivating our executive officers to increase shareholder value and rewarding executive officers when shareholder value increases;

•	provide a competitive compensation package through the integration of pay-for-performance incentives, in which total compensation is determined by company results and the creation of shareholder value; and

•	compensate our executives to manage our business to meet our long-term objectives.

To assist management and the Compensation Committee in assessing and determining competitive compensation packages for the calendar years ended December 31, 2006 and ending December 31, 2007, the Compensation Committee engaged compensation consultants, Mercer Human Resource Consulting, in 2006.

Compensation Process and Market Comparison

In order to attract and retain executives with the ability and the experience necessary to develop our company and deliver strong performance to our shareholders, we attempt to provide a total compensation package to our executive officers that is competitive with the total compensation packages provided by others in a selected peer group of companies within the hotel, resort and real estate development market.

Appropriate salary and incentive levels for our named executive officers in 2006 and 2007 are based in part on comparative industry data and a determination of the compensation paid to persons occupying similar offices in other public companies of a similar size to Lodgian. Specifically, in determining discretionary bonus awards for our executive officers related to 2006 performance, and in determining 2007 salaries for our executive officers, we reviewed data in proxy statement filings and survey data from public and private companies in our market that we believe are comparable to us based on revenue and market capitalization, or are otherwise relevant. The companies that were included in this survey, which was compiled by Mercer Human Resource Consulting, included Choice Hotels International, Inc., The Marcus Corporation, Morgans Hotel Group Co., Silverleaf Resorts, Inc., Red Lion Hotels Corporation, Great Wolf Resorts, Inc., Grubb & Ellis Company, Affordable Residential Communities Inc., Move, Inc., Sunstone Hotel Investors, Inc., Strategic Hotels & Resorts, Inc., and Equity Inns, Inc.

All elements of compensation of our executive officers are reviewed and approved on an annual basis by our Compensation Committee, subject to the terms of each executive officer’s employment agreement, as described below. In the beginning of each year, Mr. Rohling provides our Compensation Committee with recommendations regarding each other executive officer’s compensation for the coming year. The Compensation Committee then reviews these recommendations in light of the most recent market comparison data that has been provided and determines the appropriate compensation for each individual. The Compensation Committee also determines the appropriate compensation for our chief executive officer.

Base Salaries

We provide the opportunity for our executive officers to earn a competitive annual base salary. We provide this opportunity to attract and retain an appropriate caliber of talent for the position, and to provide a base wage that is not subject to performance risk. In addition to market comparison, the base salaries of our executive officers are based on various quantitative and qualitative considerations regarding corporate and individual performance. An executive’s base salary is determined only after an assessment of his or her sustained performance, the results of such individual’s efforts on the overall performance of the company, current salary in relation to an objective salary range for the executive’s job responsibilities and his or her experience and potential for advancement. Furthermore, in establishing base salaries for our executive officers, the Compensation Committee considers numerous other factors, including the following:

•	Cost-of-living and other local and geographic considerations;

•	Consultation with other Lodgian executives;

•	Hospitality industry and job-specific skills and knowledge;

•	Historical and expected contributions to our performance; and

•	Level, complexity, breadth and difficulty of duties.

We target base salaries of our executive officers to be in the range of 85%-115% of the median of base salaries of comparable officers of other companies in our market.

For the year ended December 31, 2006, base salaries accounted for approximately 43% of total compensation for our chief executive officer and 54% on average for our other named executive officers. Such calculations are based upon only those named executive officers who were employed by the Company as of December 31, 2006 and exclude any hiring bonuses (in terms of both cash and stock) granted to such officers.

Incentive Compensation

Purpose

We believe that a significant portion of our executive officers’ compensation should be variable, based on individual and company performance, and thus, we provide the opportunity for our executive officers to earn annual cash and equity incentive awards. We provide these opportunities to attract and retain an appropriate caliber of talent for the position, to link compensation to the long-term growth of the Company, and to motivate executives to achieve our business goals and increase the value of our shares. We also believe that a significant portion of our executive officers’ compensation should be provided through equity awards. Our equity incentive awards, and the vesting of those awards over time, provides employees with the incentive to stay with us for longer periods of time, which in turn, provides us with greater stability. Such equity awards are also less costly to us in the short term than cash compensation. Our executive compensation program contains significant pay-for-performance provisions. Performance is based on shareholder return as well as achievement of company performance goals. The goals for our company are established so that target attainment requires significant effort on the part of our executive officers.

The compensation package for our executive officers includes both cash and equity incentive plans that align an executive’s compensation with our performance goals and objectives. Generally, incentive plan awards are based upon the achievement of certain EBITDA or stock price targets. These targets were established based on input from our former Chief Executive Officer, W. Thomas Parrington, views of independent stock analysts regarding the potential value of our shares and independent research by our Compensation Committee regarding the performance and stock price of other companies in our market. We believe that it is appropriate to tie cash and equity bonus awards to our achievement of certain EBITDA targets, as we use EBITDA as our primary measurement of performance. EBITDA is also a widely used hotel industry measure which Lodgian believes provides pertinent information to investors. We also believe that the attainment of certain stock price thresholds, even in the absence of achieving EBITDA goals, should be rewarded through bonuses, as increases in the price of our common stock are directly beneficial to our shareholders. In addition, because the EBITDA targets are tied to our continuing operating hotels, the Company believes it is important to award performance designed to improve the overall value of the Company, including decisions related to our “held for sale” assets that do not contribute to the Company’s continuing operation hotels’ EBITDA.

Stock Incentive Plan

Awards totaling 3,301,058 shares of common stock may be granted to our directors, officers or other key employees or consultants under our Stock Incentive Plan. Awards may consist of stock options, stock appreciation rights, stock awards, performance share awards, section 162(m) awards or other awards determined by our Compensation Committee.

Stock options granted pursuant to the Stock Incentive Plan cannot be granted at an exercise price which is less than 100% of the fair market value per share on the date of the grant. For accounting purposes, we apply the guidance in Statement of Financial Accounting Standards 123 (revised December 2004) (“SFAS 123(R)”) to record compensation expense for our stock option grants. SFAS 123(R) is used to develop the assumptions necessary and the model appropriate to value the awards, as well as the timing of the expense recognition over the requisite service period, generally the vesting period, of the award.

Recipients of options generally do not recognize income, and we are not entitled to take a deduction, upon the issuance by us of options exercisable into stock. Unless the stock options are incentive stock options under the Internal Revenue Code of 1986, as amended, recipients of stock options recognize taxable income from such awards when a vested option is exercised. We generally receive a corresponding tax deduction for compensation expense in the year of exercise. The amount included in the recipient’s income, and the amount we may deduct, is equal to (i) the difference between the common stock price when the stock options are exercised and the exercise price (ii) multiplied by the number of stock options exercised. We do not pay or reimburse any recipient for any taxes due upon exercise of stock options. Generally, recipients of incentive stock options do not recognize gain or loss upon the receipt or exercise of an incentive stock option and we are not entitled to any deduction upon the issuance or exercise of any such options.

Unless a recipient of a restricted stock award timely files an election to accelerate the recognition of income with respect to a restricted stock award, a recipient of a restricted stock award will recognize taxable income when the award is no longer subject to substantial risk of forfeiture. We generally receive a corresponding tax deduction in the taxable year in which all risks of forfeiture lapse or in the taxable year in which the award is granted if the recipient files a timely election to accelerate recognition of income. The amount included in the recipient’s income, and the amount we may deduct, is equal to the fair market value of the shares on the date all risks of forfeiture lapse, or on the date of grant if the recipient timely elects to accelerate the recognition of income from the issuance of the restricted stock award.

The Stock Incentive Plan is administered by our Compensation Committee, which has full power and authority (i) to select the directors, officers, key employees or consultants who participate in the Stock Incentive Plan, (ii) to make awards to such participants, and (iii) to determine the terms and conditions of each award, including those related to vesting, forfeiture, payment and exercisability. In determining the type of award to be granted under the Stock Incentive Plan, our Compensation Committee considers the tax and accounting effects on both the Company and the recipient of such awards.

We use the Stock Incentive Plan to attract new employees through the provision of initial grants, to retain experienced executive officers and other key employees, to motivate and reward any extraordinary efforts by our executive officers and key employees, to provide compensation for contributions to our growth and profits, to encourage ownership of our stock by our directors, our executive officers and other key employees, and to provide a compensation package that is competitive within a selected peer group of companies.

Prior to the hiring of Mr. Rohling, our Compensation Committee relied mainly on equity awards in the form of stock options. The Compensation Committee approved the award of shares of restricted stock to our former Chief Executive Officer, W. Thomas Parrington, pursuant to his employment agreement. Since the hiring of Mr. Rohling, the Compensation Committee has preferred to provide equity awards in the form of restricted stock. This reduction in the use of stock option awards coincides with the tax compliance costs, changes in Generally Accepted Accounting Principles, and increased regulatory scrutiny related to stock options. Our Compensation Committee also believes that restricted stock awards better align the interests of their holders to the shareholders of the Company.

As of February 27, 2007, options to purchase 346,647 shares of our common stock were outstanding under the Stock Incentive Plan. Additionally, as of February 27, 2007, 189,927 shares of nonvested stock and restricted stock were outstanding pursuant to awards under the Stock Incentive Plan. After taking into account the outstanding options, previously exercised options and shares of nonvested stock and restricted stock that we have issued under the Stock Incentive Plan, and net of shares withheld for tax purposes, as of February 27, 2007, we had 2,469,395 shares of common stock reserved and available for grant under the Stock Incentive Plan.

Executive Incentive Plan

Within the Stock Incentive Plan, awards may be granted pursuant to our Executive Incentive Plan. With the exception of Mr. Rohling, all of our executive officers are eligible for participation in our Executive Incentive Plan, which was approved by our shareholders at our 2006 annual meeting (Mr. Rohling is not a participant in our Executive Incentive Plan; however, the bonus targets in his employment agreement with Lodgian are identical to the EBITDA and stock price targets contained in the Executive Incentive Plan, except for certain adjustments to EBITDA targets related to the acquisition or disposition of properties).

Under the Executive Incentive Plan, a participant may earn a cash bonus in the event the Company achieves at least 90% of the target EBITDA, as defined in the Executive Incentive Plan. The Executive Incentive Plan does not provide for any cash awards unless the Company achieves at least 90% of the EBITDA target. Cash awards increase as the Company’s actual EBITDA increases.

Participants may also earn awards of restricted shares of the Company’s common stock if the Company either achieves at least 100% of its EBITDA target or if the price of the Company’s common stock reaches various stock price thresholds for 30 business days prior to the end of each of the years 2006-2008. The stock price thresholds increase every year from 2006-2008.

Additionally, participants may earn an additional restricted stock award if the Company achieves 110% or more of its EBITDA targets for any given year or in the event substantially all of the assets of the Company are sold or a merger is consummated for at least a 20% premium over the stock price threshold applicable to each year, as set forth in the Executive Incentive Plan.

The actual amount of cash bonuses or awards of restricted shares that are due to each individual participant in the Executive Incentive Plan is determined as part of the negotiation process during the hiring of each executive officer. In general, Mr. Rohling negotiates these amounts with the prospective executive officer, and these amounts are then recommended for approval by our Compensation Committee. Participation in the Executive Incentive Plan is a part of our efforts to provide a compensation package to our executive officers that is competitive within a selected peer group of companies.

All grants of restricted shares of the Company’s common stock under the Executive Incentive Plan will vest in three equal installments beginning on the first anniversary of the date of grant and will be governed by the terms and conditions of the Stock Incentive Plan, subject to the terms of any applicable employment agreements, which may provide for accelerated vesting in certain situations.

In general, a participant in the Executive Incentive Plan must be an employee of the Company at the time of a cash bonus or an award of restricted shares, and the termination of employment with the Company shall cause the forfeiture of any nonvested restricted shares. However, if a participant dies, becomes disabled, resigns for good reason or is terminated without cause during a year in which a cash bonus or an award of restricted shares is granted, the participant will still be entitled to a cash bonus or award of restricted shares based on the number of days during such year that the participant was an employee of the Company. Furthermore, if a participant dies, becomes disabled, resigns for good reason or is terminated without cause, all previously granted restricted shares shall immediately become fully vested.

The maximum aggregate amount of cash bonuses which may be paid under the Executive Incentive Plan to all participants for any given bonus year may not exceed $3,655,000. The maximum number of restricted shares which may be granted to all participants for a given bonus year may not exceed 280,000 shares.

Pursuant to the terms of the Executive Incentive Plan, no bonuses or awards were earned under such plan for the year ended December 31, 2006.

Discretionary Awards Under the Stock Incentive Plan

Under the Stock Incentive Plan, our Compensation Committee may award equity to our executive officers on a discretionary basis not tied to the achievement of specified goals. We believe that the provision of such discretionary awards is necessary to retain experienced executive officers, to motivate and reward any extraordinary efforts by our executive officers, and to provide a compensation package to our executive officers that is competitive within a selected peer group of companies. We also believe that such discretionary awards may be necessary in light of the negative effects of any external events that are outside the control of our executive officers, such as natural disasters, litigation, or regulatory changes in accounting or taxation standards. Such awards also may be appropriate in light of the short-term negative effects of any strategic initiatives undertaken by us with an expectation of improving the Company’s long-term financial performance.

In determining the amount of discretionary awards for the calendar year ended December 31, 2006, our Compensation Committee reviewed available comparative industry data from Mercer Human Resource Consulting regarding the salaries and bonus awards of executives within a selected peer group of companies. In addition, with respect to discretionary awards provided to our executive officers other than Mr. Rohling, our Compensation Committee reviewed the individual recommendations of Mr. Rohling, our president and chief executive officer, which were generally based upon the executive officer’s individual performance, the Company’s overall financial performance, each executive officer’s efforts and contributions toward our overall financial performance, the executive officer’s experience and his or her potential for advancement. Our Compensation Committee then determined the amount of any discretionary awards for each of our executive officers, including Mr. Rohling.

On the basis of each of our named executive officer’s performance during the year ended December 31, 2006, our Compensation Committee awarded the following discretionary equity bonuses:

•	Mr. Rohling was awarded 15,000 shares of restricted stock (vesting over a three-year period).

•	Mr. MacLennan was awarded 10,000 shares of restricted stock (vesting over a three-year period).

•	Mr. Ellis was awarded 10,000 shares of restricted stock (vesting over a three-year period).

All of these restricted stock awards were granted on January 26, 2007. Based on a per share value on the date of grant of $12.84, the total value of the restricted shares awarded to Mr. Rohling was $192,600, the total value of the restricted shares awarded to Mr. MacLennan was $128,400 and the total value of the restricted shares awarded to Mr. Ellis was $128,400.

Discretionary Cash Awards

In addition to the equity awards that are granted pursuant to the Executive Incentive Plan and the discretionary equity awards that may be granted as described above, our Compensation Committee may award cash bonuses to our executive officers on a discretionary basis not tied to the achievement of specified goals. The rationale for the provision of such awards, as well as the factors and process used to determine the amounts of such awards, are the same as those involved in the provision of discretionary equity awards under the Stock Incentive Plan, as described above.

On the basis of each of our named executive officer’s performance during the year ended December 31, 2006, our Compensation Committee awarded the following discretionary cash bonuses:

•	Mr. Rohling was awarded $330,000 ($220,000 of which was guaranteed by his employment agreement, as described below).

•	Mr. MacLennan was awarded $75,000.

•	Mr. Ellis was awarded $75,000.

$110,000 of Mr. Rohling’s cash bonus award and all of the cash bonus awards to Mr. MacLennan and Mr. Ellis were paid on February 5, 2007. The $220,000 cash bonus award guaranteed to Mr. Rohling by his employment agreement will be paid on May 1, 2007.

Total Compensation Comparison

For the year ended December 31, 2006, bonuses accounted for approximately 25% of total compensation for our chief executive officer and 29% on average for our other named executive officers. Such calculations are based upon only those named executive officers who were employed by the Company as of December 31, 2006, include compensation expenses reported by the Company for certain stock options granted to such officers prior to 2006, and exclude any hiring bonuses (in terms of both cash and stock) granted to such officers.

Other Benefits and Perquisites

Executive officers also participate, on a voluntary basis, in our regular employee benefit programs, including group medical and dental coverage, group life insurance and group long-term disability insurance. In addition, executive officers receive, along with and on the same terms as other employees, certain benefits pursuant to our 401(k) plan. We match all contributions made by our employees to our 401(k) plan on a dollar-for-dollar basis up to 3% of the employee’s base salary, and for the next 2% of the employee’s base salary, we match $0.50 for each dollar contributed by the employee. We have no structured executive perquisite benefits (e.g., club memberships or company vehicles) for any executive officer, including the named executive officers, and for the year ended December 31, 2006, no material perquisite benefits were granted to any of our executive officers. In addition, we currently do not provide any deferred compensation programs or supplemental pensions to any executive officer, including the named executive officers.

Regulatory Considerations

We have attempted to create compensation packages, including the Stock Incentive Plan and Executive Incentive Plan, that minimize federal income tax implications for individuals. However, we recognize that taxes and penalties may be imposed under several sections of the Internal Revenue Code of 1986, as amended (the “Code”), including Sections 280G and 409A. To the extent that Section 280G of the Code may impose taxes in the case of a change in control of the Company, our Compensation Committee has determined to provide additional compensation to certain individuals to gross them up for the additional amount of such taxes.

Section 162(m) of the Code generally limits the deduction allowable to us for compensation paid to our chief executive officer and each of the three other most highly compensated executive officers to $1.0 million. Qualified performance-based compensation is excluded from this limitation if certain requirements are met. Our policy is generally to preserve the federal income tax deductibility of compensation paid, to the extent feasible. The Compensation Committee believes that the award of equity made under the Stock Incentive Plan and the Executive Incentive Plan to employees will qualify as performance-based compensation and will thereby be excluded from the $1.0 million limitation. Notwithstanding our policy to preserve the federal income tax deductibility of compensation payments, under certain circumstances, the Compensation Committee, in its discretion, may authorize payment, such as salary, bonuses or otherwise, that may cause an executive officer’s income to exceed the deductible limits.

Employment Agreements, Severance Benefits and Change in Control Provisions

Lodgian has entered into employment agreements with several of its officers. In general, the Company entered into these agreements in order to ensure that the respective personnel would perform their roles within the Company for an extended period of time. In addition, the Company considered the critical nature of each officer’s position and the Company’s need to retain such personnel when the Company committed to the employment agreements.

On July 12, 2005, Lodgian entered into an employment agreement, which was negotiated at arm’s length with the Company’s Compensation Committee, with its president and chief executive officer, Edward J. Rohling. The Compensation Committee reviewed competitive market data during such negotiations in an effort to ensure that Mr. Rohling’s compensation package was similar to the compensation paid to chief executive officers of the Company’s competitors as well as to chief executive officers of other public companies of a similar size to Lodgian.

The term of the agreement is from July 15, 2005 through December 31, 2008. The employment agreement provides for a base salary of $550,000 plus increases of not less than 5% per year on the anniversary of the agreement (in 2006, Mr. Rohling’s base salary was $562,692), as well as minimum bonuses of $110,000 for 2005 and $220,000 for each of 2006, 2007 and 2008. For the year ended December 31, 2005, Mr. Rohling received a cash bonus of $200,000, which was paid on May 1, 2006. For the year ended December 31 2006, Mr. Rohling received a cash bonus of $330,000 ($110,000 of which was a discretionary award granted by our Compensation Committee and was paid on February 5, 2007; $220,000 of which was guaranteed by his employment agreement and will be paid on May 1, 2007). The Agreement further provided for a signing bonus of $594,000 in cash and 75,000 shares of restricted stock issued under the Company’s Stock Incentive Plan. Half of the shares vested on July 15, 2006 and the balance will vest on July 15, 2007. Based on a per share value on the date of grant of $10.44, the total value of these restricted shares was $783,000 at the date of grant. The employment agreement also provides for additional cash and equity bonuses during the life of the contract, depending upon the achievement of certain goals and objectives.

Mr. Rohling’s maximum annual cash bonus amount is $962,500, which would be payable in the event that the Company achieves greater than 145% of its target EBITDA. Mr. Rohling may also earn 20,000 restricted shares of the Company’s common stock per year if either: (a) the Company achieves 100% of its EBITDA target, or (b) the price of the Company’s common stock meets certain stock price thresholds for 30 business days prior to the end of each of the years 2006-2008. Mr. Rohling is eligible to earn an additional 20,000, 30,000 and 40,000 restricted shares for calendar years 2006, 2007 and 2008, respectively, if the Company achieves 110% of its EBITDA target or if substantially all of the assets of the Company are sold or a merger is consummated for at least a 20% premium over the stock price threshold applicable to each year, as set forth in Mr. Rohling’s employment agreement. Mr. Rohling did not receive any equity incentive awards pursuant to these terms for the year ended December 31, 2006.

Mr. Rohling’s employment agreement also contains a number of severance provisions. In the event of Mr. Rohling’s death or disability, the Company shall pay COBRA premiums for Mr. Rohling and his eligible dependents for up to 18 months, and all of Mr. Rohling’s outstanding nonvested shares of restricted stock shall immediately vest. In addition, the Company shall immediately pay any earned but unpaid cash or equity pursuant to the annual performance bonus or long-term compensation provisions of Mr. Rohling’s employment agreement. Moreover, if Mr. Rohling is disabled, the Company shall make an additional lump sum payment based upon the difference between Mr. Rohling’s monthly base salary at the time of such disability and his monthly short-term disability benefits for a period up to six months. If Mr. Rohling is discharged without cause or resigns for good reason, including a resignation as a result of a change in control (each as defined in the employment agreement), the Company shall pay COBRA premiums for Mr. Rohling and his eligible dependents for up to 18 months, and all of Mr. Rohling’s outstanding nonvested shares of restricted stock shall immediately vest. In addition, the Company shall immediately pay any earned but unpaid cash or equity pursuant to the annual performance bonus or long-term compensation provisions of Mr. Rohling’s employment agreement, and Mr. Rohling shall continue to be entitled to his salary for the lesser of the remaining term of his employment agreement or two years from the date of discharge or resignation. Mr. Rohling would also continue to be entitled to payment under the incentive compensation provisions of his employment agreement through the earlier of the expiration of his employment agreement or two years from the date of discharge or resignation. In the event of non-renewal of the employment agreement after December 31, 2008, Mr. Rohling’s nonvested shares of restricted stock will vest, and he will be eligible to receive his final performance-based equity award and cash bonus, if any. As a result, if Mr. Rohling’s employment had been terminated without cause or for good reason, as defined in his employment agreement, on December 31, 2006, he would have been entitled to a severance package valued at approximately $2,400,000. This figure does not take into consideration additional amounts that could be payable to Mr. Rohling based upon the company’s achievement of certain performance thresholds throughout the balance of the term of his employment agreement, which runs until December 31, 2008.

Under the employment agreement, Mr. Rohling has agreed to nondisclosure covenants, covenants regarding the non-solicitation of employees, and a covenant not to compete with the Company within a limited geographic area, during the term of the employment agreement and for six months thereafter.

On December 19, 2005, Lodgian and Linda Borchert Philp entered into a Consulting Agreement whereby Ms. Philp agreed to continue serving as the Company’s Executive Vice President and Chief Financial Officer until the earlier to occur of (a) March 15, 2006 or (b) the date upon which the Company hired her replacement. Ms. Philp provided these services at the rate of $250.00 per hour. On March 1, 2006, Lodgian hired James A. MacLennan, and Mr. MacLennan was appointed as the Company’s Executive Vice President and Chief Financial Officer on March 15, 2006. The Consulting Agreement with Ms. Philp terminated on March 15, 2006.

On September 27, 2006, the employment of Samuel Davis, the Company’s former Senior Vice President of Design & Construction, terminated. Mr. Davis and the Company entered into a release agreement relating to his termination of employment on October 6, 2006. The release Agreement provided for a lump sum payment to Mr. Davis equal to one year of base salary, which was $147,500, plus all accrued and earned vacation, which amounted to $11,346. The release agreement also accelerated the vesting of all previously nonvested stock options, which were valued at $119,915 on the date of the termination of employment, and payment or reimbursement of COBRA insurance premiums for 12 months.

Upon the hiring of Mr. MacLennan on March 1, 2006, Lodgian entered into an employment agreement with Mr. MacLennan. In order to ensure that the compensation package for Mr. MacLennan was competitive with the compensation paid to persons occupying similar offices in other public companies of a similar size to Lodgian, Mr. Rohling reviewed available market data. Mr. MacLennan and Mr. Rohling then negotiated the terms of Mr. MacLennan’s employment agreement at arm’s length, and the results of such negotiations were approved by the Compensation Committee.

The employment agreement has a one-year term which automatically renews for additional one year periods unless either party gives 90 days notice. Mr. MacLennan’s base salary, originally $275,000 per year under the employment agreement, has been increased to $300,000 for 2007. In addition, he was granted 35,000 restricted shares of the Company’s common stock on March 1, 2006. The restricted shares will vest in three equal annual installments beginning on March 1, 2007. Based on a per share value on the date of grant of $12.77 (as calculated using the average high and low per share stock price on the date of grant), the total value of these restricted shares was $446,950 at the date of grant.

Furthermore, Mr. MacLennan is a participant under the Company’s Executive Incentive Plan (covering the years 2006-2008). Mr. MacLennan’s maximum annual cash bonus amount is $288,750, which would be payable in the event that the Company achieves greater than 145% of its target EBITDA. Mr. MacLennan may also earn 10,000 restricted shares of the Company’s common stock per year if either: (a) the Company achieves 100% of its EBITDA target, or (b) the price of the Company’s common stock meets certain stock price thresholds for 30 business days prior to the end of each of the years 2006-2008. Mr. MacLennan is eligible to earn an additional 10,000, 15,000 and 20,000 restricted shares for calendar years 2006, 2007 and 2008, respectively, if the Company achieves 110% of its EBITDA target or if substantially all of the assets of the Company are sold or a merger is consummated for at least a 20% premium over the stock price threshold applicable to each year, as set forth in the Executive Incentive Plan. Mr. MacLennan did not receive any awards pursuant to the Company’s Executive Incentive Plan for the calendar year ended December 31, 2006.

Mr. MacLennan’s employment agreement also contains severance benefits in the event of a termination without cause, a termination as a result of a change of control and a resignation for good reason (each as defined in the employment agreement), including a lump sum payment equal to 100% of his annual base salary, accelerated vesting of all previously granted stock-based compensation and reimbursement of COBRA insurance premiums for one year. In addition, he shall be entitled to a pro rata portion of any earned bonus as provided for in the Executive Incentive Plan.

Furthermore, in the event the Company chooses not to renew Mr. MacLennan’s employment agreement, he shall be entitled to receive a lump sum payment equal to 75% of his annual base salary, accelerated vesting of all previously granted stock-based compensation and reimbursement of COBRA insurance premiums for one year. In addition, he shall be entitled to a pro rata portion of any earned bonus as provided for in the Executive Incentive Plan.

As a result, if Mr. MacLennan’s employment had been terminated without cause or for good reason, as defined in his employment agreement, on December 31, 2006, he would have been entitled to a severance package valued at approximately $750,000.

Mr. MacLennan is subject to nondisclosure covenants, covenants regarding the non-solicitation of customers or employees, and a covenant not to compete with the Company within a limited geographic area, during the term of the employment agreement and for six months thereafter.

On May 2, 2004, the Company entered into an employment agreement with Daniel Ellis, Senior Vice President, General Counsel and Secretary. In order to ensure that the compensation package for Mr. Ellis was competitive with the compensation paid to persons occupying similar offices in other public companies of a similar size to Lodgian, our Compensation Committee reviewed available market data. The employment agreement has a two-year term which automatically renews for additional one-year periods unless either party gives 180 days notice and was most recently renewed on May 2, 2006. Mr. Ellis’s base salary was $250,000 in 2006; however, his base salary has been increased to $275,000 for 2007.

Furthermore, Mr. Ellis is a participant under the Company’s Executive Incentive Plan (covering the years 2006-2008). Mr. Ellis’s maximum annual cash bonus amount is $288,750, which would be payable in the event that the Company achieves greater than 145% of its target EBITDA. Mr. Ellis may also earn 6,000 restricted shares of the Company’s common stock per year if either: (a) the Company achieves 100% of its EBITDA target, or (b) the price of the Company’s common stock meets certain stock price thresholds for 30 business days prior to the end of each of the years 2006-2008. Mr. Ellis is eligible to earn an additional 3,000, 4,500 and 6,000 restricted shares for calendar years 2006, 2007 and 2008, respectively, if the Company achieves 110% of its EBITDA target or if substantially all of the assets of the Company are sold or a merger is consummated for at least a 20% premium over the stock price threshold applicable to each year, as set forth in the Executive Incentive Plan. Mr. Ellis did not receive any awards pursuant to the Company’s Executive Incentive Plan for the calendar year ended December 31, 2006.

Mr. Ellis’s employment agreement also contains severance benefits in the event of death, disability, a termination without cause, a termination as a result of a change of control, or a resignation for good reason (each as defined in the employment agreement), including a lump sum payment equal to 100% of his annual base salary, accelerated vesting of all previously granted stock-based compensation and reimbursement of COBRA insurance premiums for one year. In addition, he shall be entitled to a pro rata portion of any earned bonus as provided for in the Executive Incentive Plan.

Furthermore, in the event the Company chooses not to renew Mr. Ellis’s employment agreement, he shall be entitled to receive a lump sum payment equal to 50% of his annual base salary, accelerated vesting of all previously granted stock-based compensation and reimbursement of COBRA insurance premiums for one year. In addition, he shall be entitled to a pro rata portion of any earned bonus as provided for in the Executive Incentive Plan.

As a result, if Mr. Ellis’s employment had been terminated without cause or for good reason, as defined in his employment agreement, on December 31, 2006, he would have been entitled to a severance package valued at approximately $460,000.

Mr. Ellis is subject to nondisclosure covenants, covenants regarding the non-solicitation of customers or employees, and a covenant not to compete with the Company within a limited geographic area, during the term of the employment agreement and for six months thereafter.

On June 7, 2006, the Company entered into an employment agreement with Mark Linch, Senior Vice President of Capital Investment. In order to ensure that the compensation package for Mr. Linch was competitive with the compensation paid to persons occupying similar offices in other public companies of a similar size to Lodgian, Mr. Rohling reviewed available market data. Mr. Linch and Mr. Rohling then negotiated the terms of Mr. Linch’s employment agreement at arm’s length, and the results of such negotiations were approved by the Compensation Committee.

The employment agreement has a one-year term which automatically renews for additional one-year periods unless either party gives 30 days notice. Mr. Linch’s base salary is $225,000 per year under the employment agreement. In addition, Mr. Linch was paid $40,000 as a signing bonus. He also was granted 7,000 restricted shares of the Company’s common stock on June 8, 2006. The restricted shares will vest in three equal annual installments beginning on June 8, 2007. Based on a per share value on the date of grant of $11.78 (as calculated using the average high and low per share stock price on the date of grant), the total value of these restricted shares was $82,460 at the date of grant.

Furthermore, Mr. Linch is a participant under the Company’s Executive Incentive Plan (covering the years 2006-2008). Mr. Linch’s maximum annual cash bonus amount is $144,375, which would be payable in the event that the Company achieves greater than 145% of its target EBITDA. Mr. Linch may also earn 5,000 restricted shares of the Company’s common stock per year if either: (a) the Company achieves 100% of its EBITDA target, or (b) the price of the Company’s common stock meets certain stock price thresholds for 30 business days prior to the end of each of the years 2006-2008. Mr. Linch is eligible to earn an additional 5,000, 7,500 and 10,000 restricted shares for calendar years 2006, 2007 and 2008, respectively, if the Company achieves 110% of its EBITDA target or if substantially all of the assets of the Company are sold or a merger is consummated for at least a 20% premium over the stock price threshold applicable to each year, as set forth in the Executive Incentive Plan. Mr. Linch did not receive any awards pursuant to the Company’s Executive Incentive Plan for the calendar year ended December 31, 2006.

Mr. Linch’s employment agreement also contains severance benefits in the event of a termination without cause, a resignation for good reason or the non-renewal by the Company of Mr. Linch’s employment agreement (each as defined in the employment agreement), including a lump sum payment equal to 50% of his annual base salary, accelerated vesting of all previously granted stock-based compensation and reimbursement of COBRA insurance premiums for six months. In addition, he shall be entitled to a prorated portion of any earned bonus, as provided for in the Executive Incentive Plan. As a result, if Mr. Linch’s employment had been terminated without cause or for good reason, as defined in his employment agreement, on December 31, 2006, he would have been entitled to a severance package valued at approximately $270,000.

Mr. Linch is subject to nondisclosure covenants, covenants regarding the non-solicitation of customers or employees, and a covenant not to compete with the Company within a limited geographic area, during the term of the employment agreement and for six months thereafter.

Securities Trading Policy

Our securities trading policy states that corporate office employees and directors may not purchase or sell (or enter into any hedging transactions with respect to) securities of the Company or of any other entity at a time when such employee or director is aware of any material, non-public information about the Company or such entity. All employees are also prohibited from disclosing any such material, non-public information to any other person, except on a need-to-know basis. Passing non-public information on to someone who may buy or sell securities is also prohibited. Furthermore, the employee or director must not permit any member of his or her immediate family or anyone acting on his or her behalf, or anyone to whom he or she has disclosed the information, to purchase or sell (or enter into any hedging transactions with respect to) such securities.

Moreover, each member of the board of directors, each executive officer and each employee working at the Company’s headquarters is prohibited from buying or selling (or entering into any hedging transactions with respect to) the Company’s securities (i) during the period from the last business day of the first, second, and third fiscal quarters through the second full trading day following the release of the Company’s quarterly earnings for that quarter; (ii) during the period beginning forty-five days before the expected release of year-end earnings through the second full trading day following the release of the Company’s year-end earnings; and (iii) just prior to and for twenty-four hours following any material press release issued by the Company.

In addition, all trades in the Company’s securities by directors or executive officers must be reviewed by the Company’s general counsel or chief financial officer.

The Company’s securities trading policy does not apply to the exercise of stock options.

Award Adjustment Policy

We currently do not have any mechanism for adjusting or recovering awards that have been granted based on company performance if the performance measures upon which such awards were based are subsequently restated or adjusted.

Limitation of Liability and Indemnification of Officers and Directors

Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. We believe that the provisions in our certificate of incorporation and bylaws are necessary to attract and retain qualified persons as directors and officers.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the “Executive Compensation — Compensation Discussion and Analysis” section of this proxy statement, as required by Item 402(b) of Regulation S-K, with management. Based on its review and discussions with management regarding such section of this proxy statement, the Compensation Committee recommended to the board of directors that the “Executive Compensation — Compensation Discussion and Analysis” section be included in this proxy statement.

Submitted by,

Kevin C. McTavish, Chairman
Sean F. Armstrong
Stewart J. Brown

The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

SUMMARY COMPENSATION

The following table sets forth certain summary information concerning the total compensation for the year ended December 31, 2006 earned by or paid to our chief executive officer, chief financial officer, including the former chief financial officer, and our three other most highly compensated executive officers, which are referred to as the named executive officers.

							Change in
							Pension
							Value and
						Non-	Nonquali-
						Equity	fied
						Incentive	Deferred
						Plan	Compen-	All Other
				Stock	Option	Compen-	sation	Compen-
		Salary	Bonus	Awards	Awards	sation	Earnings	sation	Total
Name and Principal Position	Year	($)	($)(5)	($)(6)	($)(7)	($)	($)	($)(8)	($)

Edward J. Rohling	2006	$562,692	$330,000	$391,500	—	—	—	$19,813	$1,304,005
President and Chief Executive Officer
James A. MacLennan	2006	$230,577	$75,000	$124,153	—	—	—	$2,342	$432,072
Executive Vice President and Chief Financial Officer(1)
Linda Borchert Philp	2006	—	—	—	—	—	—	$311,776	$311,776
Executive Vice President and Chief Financial Officer(2)
Daniel E. Ellis	2006	$250,000	$75,000	$50,000	$124,984	—	—	$11,712	$511,696
Senior Vice President, General Counsel and Secretary
Mark D. Linch	2006	$126,346	$40,000	$16,034	—	—	—	$2,038	$184,418
Senior Vice President of Capital Investment(3)
Samuel J. Davis	2006	$109,490	—	—	$123,145	—	—	$155,814	$388,448
Senior Vice President of Design and Construction(4)

(1)	Mr. MacLennan began his employment with Lodgian in March 2006 and replaced Ms. Philp as the Chief Financial Officer on March 15, 2006.

(2)	Ms. Philp resigned in December 2005. She remained with Lodgian as a consultant and as the acting Chief Financial Officer until March 15, 2006.

(3)	Mr. Linch joined Lodgian in June 2006.

(4)	Mr. Davis’s employment with Lodgian ended in September 2006.

(5)	2006 Bonus amounts are as follows:

(a)	Mr. Rohling received a discretionary cash bonus of $110,000 on February 5, 2007 and will receive $220,000 on May 1, 2007, as stipulated by his employment agreement.

(b)	Mr. MacLennan received a discretionary cash bonus of $75,000 on February 5, 2007.

(c)	Mr. Ellis received a discretionary cash bonus of $75,000 on February 5, 2007.

(d)	Mr. Linch received a signing bonus of $40,000 when he joined Lodgian in June 2006.

(6)	2006 Stock awards are as follows:

(a)	Mr. Rohling was granted 75,000 nonvested shares on his date of hire, July 15, 2005, valued at $10.44 per share. The shares vest over 2 years. $391,500 represents the related stock compensation expense recorded by Lodgian in 2006.

(b)	Mr. MacLennan was granted 35,000 nonvested shares on his date of hire, March 1, 2006, valued at $12.77 per share. The shares vest over 3 years. $124,153 represents the related stock compensation expense recorded by Lodgian in 2006.

(c)	Mr. Ellis was granted 3,881 restricted shares on January 31, 2006 valued at $12.88 per share. The shares vested immediately. The $50,000 was included in Lodgian’s 2006 proxy statement as the stock was granted as a bonus based on 2005 performance; however, because the related stock compensation expense was recorded by Lodgian in 2006, such expense is also included herein.

(d)	Mr. Linch was granted 7,000 nonvested shares on his date of hire, June 8, 2006, valued at $11.78 per share. The shares vest over 3 years. $16,034 represents related stock compensation expense recorded by Lodgian in 2006.

(7)	Option awards are calculated as follows:

(a)	Represents the related stock compensation expense recorded by Lodgian in 2006 in accordance with SFAS 123(R) with respect to options granted to Mr. Ellis during the calendar years 2003-2005.

(b)	Pursuant to Mr. Davis’ severance agreement, his remaining nonvested stock options became fully vested when his employment terminated in September 2006. $123,145 represents the related stock compensation expense recorded by Lodgian in 2006 in accordance with SFAS 123(R).

(c)	The company calculates option expense based upon the Black Shoals model.

(8)	“All Other Compensation” includes employer contributions for basic life insurance premiums, medical, dental, long-term disability and 401(k) matching (where applicable). In addition:

(a)	Ms. Philp received severance of $169,125 upon her resignation. She also received consulting fees of $132,535 as acting Chief Financial Officer and $6,575 for other consulting services. Additionally, Lodgian agreed to pay 65% of her COBRA premiums for 6 months after termination, which totaled $3,541.

(b)	Mr. Davis received severance of $147,500 upon his resignation. Additionally, Lodgian agreed to pay 65% of his COBRA premiums for 12 months after termination, which totaled $2,066.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2006 to the named executive officers.

								All Other	All Other
								Stock	Option
								Awards:	Awards:		Grant Date
								Number of	Number of	Exercise or	Fair Value of
		Actual Future Payouts Under			Actual Future Payouts Under			Shares of	Securities	Base Price of	Stock and
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Stock or	Underlying	Option	Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards (FAS
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	123R)

Edward J. Rohling(1)	—	$220,000	—	—	—	—	—	—	—	—	—
James A. MacLennan(2)	3/1/2006	—	—	—	—	—	—	35,000	—	—	$446,950
Linda Borchert Philp	—	—	—	—	—	—	—	—	—	—	—
Daniel E. Ellis(3)	1/31/2006	—	—	—	—	—	—	3,881	—	—	$49,987
Mark D. Linch(4)	6/9/2006	—	—	—	—	—	—	7,000	—	—	$82,460
Samuel J. Davis	—	—	—	—	—	—	—	—	—	—	—

(1)	Pursuant to his employment agreement, Mr. Rohling earned a minimum cash bonus for 2006 of $220,000, which will be paid on May 1, 2007. In addition, the Compensation Committee awarded Mr. Rohling an additional cash bonus of $110,000 for performance during 2006, which was paid on February 5, 2007.

(2)	Pursuant to his employment agreement, Mr. MacLennan was granted 35,000 shares of restricted stock on March 1, 2006. These shares vest in three annual increments beginning on March 1, 2007. Mr. MacLennan is entitled to vote and receive dividends, if issued, on these shares. With regard to the shares that vested on March 1, 2007, Mr. MacLennan elected to have a sufficient number of shares withheld by the company to cover withholding taxes. Accordingly, the company issued Mr. MacLennan 7,881 shares on March 1, 2007 and withheld 3,785 shares to cover withholding taxes. The full grant fair value of the award was determined by multiplying the number of shares granted by the average of the high and low price of the company’s common stock on the date of grant, which was $12.77.

(3)	The Company granted Mr. Ellis 3,881 shares of Lodgian common stock as a performance bonus for 2005 on January 31, 2006. Mr. Ellis was fully vested in the stock on the date of grant; however, the Company required that he sign a lockup agreement prohibiting Mr. Ellis from selling or otherwise transferring the shares for a period of one year from the date of grant. Mr. Ellis is entitled to vote and receive dividends, if issued, on these shares. Mr. Ellis elected to have a sufficient number of shares withheld from the grant in order to satisfy tax withholding obligations. Accordingly, the Company withheld 1,500 shares from the grant and issued Mr. Ellis 2,381 shares.

(4)	Pursuant to his employment agreement, Mr. Linch was granted 7,000 shares of restricted stock on June 8, 2006. These shares vest in three annual increments beginning on June 8, 2007. Mr. Linch is entitled to vote and receive dividends, if issued, on these shares.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2006 with respect to the named executive officers.

	Option Awards					Stock Awards
Equity
Incentive
								Equity	Plan
								Incentive	Awards;
								Plan	Market
								Awards;	or Payout
			Equity				Market	Number	Value of
			Incentive			Number of	Value of	of	Unearned
			Plan			Shares	Shares or	Unearned	Shares,
			Awards;			or Units	Units of	Shares,	Units or
	Number of	Number	Number of			of Stock	Stock	Units or	Other
	Securities	of Securities	Securities			That	That	Other	Rights
	Underlying	Underlying	Underlying			Have	Have	Rights	That
	Unexercised	Unexercised	Unexercised	Option	Option	Not	Not	That Have	Have Not
	Options (#)	Options (#)	Unearned	Exercise	Expiration	Vested	Vested	Not	Vested
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Date	(#)	($)	Vested ($)	($)

Edward J. Rohling(1)	—	—	—	—	—	37,500	$510,000	—	—
James A. MacLennan(2)	—	—	—	—	—	35,000	$476,000	—	—
Linda Borchert Philp	—	—	—	—	—	—	—	—	—
Daniel E. Ellis(3)	8,333	—	—	$15.21	9/5/2013	—	—	—	—
	18,333	9,167	—	$10.52	6/25/2014	—	—	—	—
	9,167	18,333	—	$9.05	5/9/2015	—	—	—	—
Mark D. Linch(4)	—	—	—	—	—	7,000	$95,200	—	—
Samuel J. Davis	—	—	—	—	—	—	—	—	—

(1)	Pursuant to his employment agreement, Mr. Rohling was granted 75,000 shares of restricted stock on July 15, 2005. One-half of these shares vested on July 15, 2006 and the balance of the shares will vest on July 15, 2007. The market value of the nonvested shares was derived by multiplying the number of shares (37,500) by the closing price of the company’s common stock on the last day of trading for 2006, which was $13.60 per share.

(2)	Pursuant to his employment agreement, Mr. MacLennan was granted 35,000 shares of restricted stock on March 1, 2006. These shares vest in three annual increments beginning on March 1, 2007. The market value of the nonvested shares was derived by multiplying the number of shares (35,000) by the closing price of the company’s common stock on the last day of trading for 2006, which was $13.60 per share.

(3)	Mr. Ellis is fully vested in 8,333 options that were granted on September 5, 2003. These options have an exercise price of $15.21 per share, which is above the closing price of the company’s common stock at the end of the 2006 fiscal year. Mr. Ellis was granted 27,500 options on June 25, 2004 with an exercise price of $10.52. 18,333 of these options are fully vested and 9,167 of these options will vest on June 25, 2007. Mr. Ellis was also granted 27,500 options with an exercise price of $9.05 on May 9, 2005. 9,167 of these options are fully vested and the balance of these options will vest in equal installments on May 9, 2007 and May 9, 2008.

(4)	Pursuant to his employment agreement, Mr. Linch was granted 7,000 shares of restricted stock on June 8, 2006. These shares vest in three annual increments beginning on June 8, 2007. The market value of the nonvested shares was derived by multiplying the number of shares (7,000) by the closing price of the company’s common stock on the last day of trading for 2006, which was $13.60 per share.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information with respect to option and stock exercises during the fiscal year ended December 31, 2006 with respect to the named executive officers.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)

Edward J. Rohling(1)	—	—	37,500	$466,875
James A. MacLennan	—	—	—	—
Linda Borchert Philp	—	—	—	—
Daniel E. Ellis(2)	—	—	3,881	$50,259
Mark D. Linch	—	—	—	—
Samuel J. Davis(3)	30,000	$119,915	—	—

(1)	The Company granted Mr. Rohling 75,000 shares of restricted stock as a signing bonus on July 15, 2005. One half of these shares vested on July 15, 2006, and the remaining one half of these shares will vest on July 15, 2007. The value realized on vesting was determined by multiplying the number of shares that vested, 37,500, by the closing price of the Company’s common stock on the first business day following vesting, which was July 17, 2006.

(2)	The Company granted Mr. Ellis 3,881 shares of Lodgian common stock as a performance bonus for 2005 on January 31, 2006. Mr. Ellis was fully vested in the stock on the date of grant; however, the Company required that he sign a lockup agreement prohibiting Mr. Ellis from selling or otherwise transferring the shares for a period of one year from the date of grant. Mr. Ellis elected to have a sufficient number of shares withheld from the grant in order to satisfy tax withholding obligations. Accordingly, the Company withheld 1,500 shares from the grant and issued Mr. Ellis 2,381 shares. The value realized on vesting was determined by multiplying the number of shares that vested, 3,881, by the closing price of the Company’s common stock on the date of grant, which was January 31, 2006.

(3)	In connection with Mr. Davis’ termination of employment with the company, all of his nonvested stock options were accelerated and became fully vested. On September 13 and October 12, 2006, Mr. Davis exercised all 30,000 of his vested stock options. The value realized upon exercise was determined by subtracting the exercise price of each option from the market price on the date of exercise and multiplying that amount by the number of options exercised, which was 30,000.

DIRECTOR COMPENSATION

The following table sets forth certain information with respect to our non-employee director compensation during the fiscal year ended December 31, 2006.

					Change in
					Pension Value
	Fees				and
	Earned			Non-Equity	Nonqualified
	or Paid	Stock	Option	Incentive Plan	Deferred
	in Cash	Awards	Awards	Compensation	Compensation	All Other	Total
Name	($)(1)	($)(2)	($)	($)	Earnings	Compensation	($)

Russel S. Bernard	$33,500	—	—	—	—	—	$33,500
Sean F. Armstrong	$36,000	—	—	—	—	—	$36,000
Stewart J. Brown	$38,500	—	—	—	—	—	$38,500
Stephen P. Grathwohl	$37,500	—	—	—	—	—	$37,500
Sheryl E. Kimes	$31,500	—	—	—	—	—	$31,500
Alex R. Lieblong	$28,020	—	—	—	—	—	$28,020
Kevin C. McTavish	$39,000	—	—	—	—	—	$39,000

(1)	All directors receive the same quarterly retainer. Variances in fees earned or paid in cash are a result of the date the individual became a director, committee participation and meeting attendance. For additional information regarding the compensation of the Company’s directors, please see the “Proposal 1 — Election of Directors — Director Compensation” section, above.

(2)	On January 31, 2007, the Company’s board of directors approved the issuance of shares of restricted stock to each non-employee director of the Company. For additional information regarding this issuance of restricted stock, please see the “Proposal 1 — Election of Directors — Director Compensation” section, above.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the board of directors is comprised of three independent directors and operates under a written charter.

Management is responsible for our internal controls and financial reporting process. Our independent auditors are responsible for performing an independent audit of our financial statements in accordance with accounting standards generally accepted in the United States and to issue a report thereon. The Audit Committee has general responsibility for oversight of the accounting and financial processes of Lodgian and its subsidiaries, including oversight of the integrity of our financial statements, compliance with legal and regulatory requirements, the qualification and independence of our auditors and the performance of our internal audit function and independent auditors.

In this context, the Audit Committee has met and held discussions with management and our independent auditors. Management reported to the Audit Committee that our consolidated financial statements for the 2006 fiscal year were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed these consolidated financial statements with management and our independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 Communications with Audit Committee, as amended.

Our independent auditors also provided to the Audit Committee the written disclosures and the letter required by Independence Standards No. 1 Independence Discussions with Audit Committees and the Audit Committee discussed with the independent auditors their firm’s independence. The Audit Committee considered whether the provision of services by the independent auditors, other than audit services, is compatible with maintaining the independent auditors’ independence and compliance with applicable laws and regulations as well as the rules of AMEX.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended that the board of directors include our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006 and that they be filed with the Securities and Exchange Commission. The Audit Committee also has recommended the selection of Deloitte & Touche LLP as our independent auditors.

Submitted by,

Stephen P. Grathwohl, Chairman
Stewart J. Brown
Kevin C. McTavish

The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

The following parties have a direct or indirect material interest in transactions with Lodgian since the beginning of its most recently completed fiscal year and such transactions are described below.

Linda Philp, the Company’s Executive Vice President and Chief Financial Officer, resigned effective December 16, 2005. However, Ms. Philp remained the company’s Executive Vice President and Chief Financial Officer on a consulting basis until March 15, 2006. Ms. Philp received severance of $169,125 upon her departure. She also received consulting fees of $132,535 as acting Chief Financial Officer and $6,575 for other consulting services.

Our Policy on Business Ethics addresses any conflicts of interests on the part of any employees that might cast doubt on an employee’s ability to act objectively when representing us. In addition to setting guidelines, the Policy on Business Ethics provides that each potential conflict of interest will be reviewed and the final decision as to the existence of a conflict made by our chief executive officer. Further, all related party transactions involving our directors or executive officers are reviewed by the Audit Committee, in accordance with the AMEX corporate governance rules.

In addition, on January 30, 2007, our board of directors adopted a written statement of policy with respect to related party transactions that governs transactions between the Company and (i) a senior officer or director of the Company, (ii) a shareholder owning in excess of 5% of the Company, (iii) a person who is an immediate family member of a senior official or director, or (iv) an entity which is owned or controlled by someone listed in clauses (i), (ii) or (iii) above, or an entity in which someone listed in clauses (i), (ii), or (iii) above has a substantial ownership interest or control of such entity. Under this statement of policy, (i) the Audit Committee must approve or ratify a related party transaction and must determine that the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, (ii) the related party transaction must be approved by the disinterested members of the board of directors, and (iii) if the related party transaction involves compensation, it must be approved by the Compensation Committee. The statement of policy also provides that, where a significant opportunity is presented to the Company’s management or a member of the board of directors that may equally be available to the Company, before such opportunity may be consummated, such opportunity must be presented to the board of directors for consideration.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and 10% stockholders to file reports of ownership and reports of changes in ownership of the common stock and other equity securities with the Securities and Exchange Commission. Directors, executive officers and 10% stockholders are required to furnish us with copies of all Section 16(a) forms they file. Based on a review of the copies of such reports furnished to us, we believe that during 2006, all applicable directors, executive officers and 10% stockholders filed all required Section 16(a) forms on a timely basis, except for Donna B. Cohen who did not file a timely Form 3 upon her appointment as the Company’s Controller. Ms. Cohen also did not file a timely Form 4 after being granted an option to purchase 5,000 shares on September 26, 2005, or after being granted 388 shares of restricted stock on January 31, 2006. Ms. Cohen has since made the required filings and is now current with all Section 16 filings.

PROPOSAL 3
THE RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Subject to stockholder approval, the Audit Committee of the board of directors has appointed the firm of Deloitte & Touche LLP, independent certified public accountants, to be Lodgian’s independent certified public auditors for the fiscal year ending December 31, 2007. Deloitte & Touche LLP also served as Lodgian’s independent certified public auditors for each of the fiscal years ended December 31, 2003 through 2006. Representatives of Deloitte & Touche LLP are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Audit Fees

The aggregate fees billed by Deloitte & Touche LLP for professional services rendered for the audit of our annual financial statements for the fiscal years ended December 31, 2005 and 2006 and for the reviews of our financial statements included in our Quarterly Reports on Form 10-Q for the respective years totaled $1,185,000 and $1,350,025, respectively.

Audit-Related Fees

Deloitte & Touche LLP provided other audit-related services for assurance and related services during the fiscal years ended December 31, 2005 and 2006. The aggregate fees for these services totaled $280,000 and $252,000, respectively.

Tax Fees

During the fiscal years ended December 31, 2005 and 2006, Deloitte & Touche LLP also provided services related to sales, use and property tax compliance. The aggregate fees for these services totaled $360,799 and $348,413, respectively.

Audit Committee Approval

All fees paid to Deloitte & Touche LLP in 2006 and all services performed were approved by the Audit Committee.

All Other Fees

There were no other fees billed by Deloitte & Touche LLP for other services for 2005 and 2006.

Consideration of Non-Audit Services Provided by the Independent Auditors

The Audit Committee has pre-approved authority for all non-audit services provided by our independent auditors, but only to the extent that the non-audit services are not prohibited under applicable law and the

Audit Committee reasonably determines that the non-audit services do not impair the independence of the independent auditors.

Vote Required and Board Recommendation

Approval of the ratification of the appointment of our independent auditors will require the affirmative vote of a majority of the total number of shares of common stock represented in person or by proxy at the annual meeting and entitled to vote.

The board of directors recommends that the stockholders vote FOR ratification of the appointment of Deloitte & Touche LLP as Lodgian’s independent auditors for the year ending December 31, 2007.

OTHER BUSINESS

The board of directors does not intend to bring any other business before the meeting, and, as far as is known by the board, no matters are to be brought before the meeting except as disclosed in the Notice of Annual Meeting of Stockholders. However, as to any other business which may properly come before the meeting, it is intended that the proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

ANNUAL REPORT AND FINANCIAL STATEMENTS

A copy of Lodgian’s 2006 Annual Report to Stockholders, including audited financial statements, was mailed to all of our stockholders, along with this proxy statement. The Annual Report to Stockholders, however, is not part of the proxy soliciting material. ADDITIONAL COPIES OF THE ANNUAL REPORT TO STOCKHOLDERS AND COPIES OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2006, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT EXHIBITS, ARE AVAILABLE UPON REQUEST, WITHOUT CHARGE, FROM LODGIAN OR ARE AVAILABLE ON THE COMPANY’S WEBSITE, WWW.LODGIAN.COM. ANY REQUESTS FOR COPIES SHOULD BE DIRECTED TO LODGIAN, INC., 3445 PEACHTREE ROAD, N.E., SUITE 700, ATLANTA, GEORGIA 30326. ATTENTION: INVESTOR RELATIONS DEPARTMENT.

SOLICITATION OF PROXIES

The proxy accompanying this proxy statement is solicited by the Lodgian board of directors. Proxies may be solicited by officers, directors and regular supervisory and executive employees of Lodgian, none of whom will receive any additional compensation for their services. Such solicitations may be made personally, or by mail, facsimile, telephone, telegraph or messenger. Lodgian may reimburse brokers and other persons holding shares in their names or in the name of nominees for expenses in sending proxy materials to beneficial owners and obtaining proxies from such owners.

STOCKHOLDERS’ PROPOSALS FOR NEXT ANNUAL MEETING

Rules of the Securities and Exchange Commission require that we receive any proposal by a stockholder of Lodgian for consideration at the 2008 annual meeting of stockholders no later than November 19, 2007, to be eligible for inclusion in our proxy materials for the 2008 annual meeting. Under such rules, we are not required to include stockholder proposals in our proxy materials unless certain other conditions specified in the rules are met.

In addition, our Amended and Restated Bylaws have an advance notice procedure for stockholders to bring business before an annual meeting of stockholders. The advance notice procedure requires that a stockholder interested in presenting a proposal for action at the 2008 annual meeting of stockholders must deliver a written notice of the proposal, together with specific information relating to such stockholder’s stock ownership and identity, to our corporate secretary not earlier than January 25, 2008 nor later than February 22,

2008. However, in the event that the annual meeting is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders, notice by the stockholder, in order to be timely, must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or the public disclosure of the date of the annual meeting was made, whichever occurs first.

By order of the Board of Directors,

Daniel E. Ellis
Senior Vice President, General Counsel and Secretary

March 16, 2007
Atlanta, Georgia

ANNEX A

FORM OF AMENDMENT TO
AMENDED AND RESTATED 2002 STOCK INCENTIVE PLAN OF LODGIAN, INC.

1. Amendment.  The definition of a “Change in Control” as provided in Section 2 of the Amended and Restated 2002 Stock Incentive Plan of Lodgian, Inc. (the “Stock Incentive Plan”) is hereby deleted in its entirety and replaced by the following:

A “Change in Control” of the Company shall be deemed to have occurred when:

(e) any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any person or entity organized, appointed or established by the Company or any Subsidiary of the Company for or pursuant to the terms of any such plan), alone or together with its Affiliates and Associates (collectively, an “Acquiring Person”), shall become the Beneficial Owner of 40 percent or more of the then outstanding shares of Common Stock or the Combined Voting Power of the Company,

(f) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director who is a representative or nominee of an Acquiring Person) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (collectively, the “Continuing Directors”), cease for any reason to constitute a majority of the Board,

(g) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the Surviving Entity (as defined in Section 16 hereof) or any Parent of such Surviving Entity) at least a majority of the Combined Voting Power of the Company, such Surviving Entity or the Parent of such Surviving Entity outstanding immediately after such merger or consolidation;

(h) the consummation of a plan of reorganization (other than a reorganization under the United States Bankruptcy Code) or complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale of all or substantially all of the Company’s assets to a transferee, the majority of whose voting securities are held by the Company; or

(e) the shareholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets in a transaction or series of transactions to an entity that is not owned, directly or indirectly, by the Company’s common stock shareholders in substantially the same proportions as the owners of the Company’s common stock before such transaction or series of transactions.

2. Effect.  Except as set forth above, the Stock Incentive Plan shall remain in full force and effect.

A-1

COMMON STOCK PROXY

Lodgian, Inc.
3445 Peachtree Road, N.E.
Suite 700
Atlanta, Georgia 30326

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Edward J. Rohling and Daniel E. Ellis, and each of them, with full power of substitution, as Proxy, to represent and vote all the shares of common stock of Lodgian, Inc. held of record by the undersigned on March 9, 2007, at the Annual Meeting of Stockholders to be held on April 24, 2007, or any adjournment or postponement thereof, as designated hereon and in their discretion as to other matters.

Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

The shares represented by this proxy will be voted as directed by the Stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted “FOR” each nominee for director and “FOR” the other Proposals listed below. The proxies will vote the shares represented by this proxy in their discretion upon such other business as may properly come before the Annual Meeting or any adjournment of postponement thereof.

I PLAN TO ATTEND MEETING    ☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN PROPOSAL 1 and “FOR” PROPOSALS 2 AND 3.

Proposal 1 — Election of the following Nominees as Directors:

☐	FOR all Nominees listed below (except as marked to the contrary) ☐ WITHHELD For all Nominees listed below

Nominees: Stewart J. Brown, Stephen P. Grathwohl, Dr. Sheryl E. Kimes, Kevin C. McTavish, Edward J. Rohling, Alex R. Lieblong, Paul J. Garity, Peter T. Cyrus, Michael J. Grondahl

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name above.)

Proposal 2 — Approval of amendment to Amended and Restated 2002 Stock Incentive Plan of Lodgian, Inc.

☐ FOR                             ☐  AGAINST                             ☐ ABSTAIN

Proposal 3 — Ratification of the appointment of Deloitte & Touche LLP as our independent public auditors:

☐	FOR ☐ AGAINST ☐ ABSTAIN

PLEASE MARK YOUR CHOICE LIKE THIS X IN BLUE OR BLACK INK.

Date: _ _

Signature:

Signature if held jointly:

PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS ABOVE AND RETURN IN THE ENCLOSED ENVELOPE